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Exhibit 2.1

EXECUTION COPY

MASTER AGREEMENT

dated as of June 29, 2002

by and among

WESTCOR REALTY LIMITED PARTNERSHIP,
THE WESTCOR COMPANY LIMITED PARTNERSHIP
and
THE WESTCOR COMPANY II LIMITED PARTNERSHIP

and

EASTRICH NO. 128 CORP.
and
THE LIMITED PARTNERS OF WESTCOR REALTY LIMITED PARTNERSHIP

and

THE MACERICH PARTNERSHIP, L.P.,
MACERICH GALAHAD LP,
MACERICH TWC II LLC,
MACERICH TWC II CORP.,
MACERICH WRLP LLC,
and
MACERICH WRLP CORP.

EXHIBITS LIST
Exhibit A	Schedule of Partners
Exhibit B	Sequence of Transactions
Exhibit C	Form of Indemnification Escrow Agreement
Exhibit D	Form of Buyer Counsel Legal Opinion
Exhibit E	Form of Company Counsel Legal Opinion
Exhibit F	Terms of Proposed Development Properties Transaction
Exhibit G	Joinder Agreement
Exhibit H	Form of Consent and Indemnification Agreement
Exhibit I	Terms of Class C Interests
SCHEDULES LIST
Schedule 2.6	Mortgage Debt
Schedule 3.1	Capitalization
Schedule 3.2(a)	Organization of Acquired Companies
Schedule 3.2(b)	Authority of the Company
Schedule 3.3	Affiliated Property Owners
Schedule 3.4	Financial Statements; Undisclosed Liabilities
Schedule 3.5	Absence of Certain Changes
Schedule 3.6	Consents and Approvals of the Company
Schedule 3.7	Company Litigation
Schedule 3.8	Taxes
Schedule 3.8(b)(xi)	Certain Acquired Companies and Affiliated Property Owners
Schedule 3.9	Employee Benefit Plans
Schedule 3.10(a)	Properties
Schedule 3.10(b)	Leases

Schedule 3.10(c)	Rights to Purchase or Lease
Schedule 3.10(d)	Reciprocal Easement Agreements
Schedule 3.11	Labor and Employment Matters
Schedule 3.12	Contracts and Commitments
Schedule 3.13	Intellectual Property
Schedule 3.14	Environmental Matters
Schedule 3.15	Compliance with Laws; Permits; Contracts with Governmental Authorities
Schedule 3.16	Insurance
Schedule 4.1	Partnership Interests of the Buyer
Schedule 4.2	Authority of the Buyer Parties
Schedule 4.3	Consents and Approvals of the Buyer Parties
Schedule 4.4	Buyer Litigation
Schedule 4.5	Financing
Schedule 5.1(a)	Budget and Business Plan for 2002
Schedule 5.1(b)	Conduct of Business Prior to Closing
Schedule 5.1(b)(x)	Permitted Amendments to Credit Facilities
Schedule 6.1	Required Approvals
Schedule 6.2	Buyer Required Consents
Schedule 6.3	Company Required Consents
Schedule 6.3(j)	Affiliate Agreements

MASTER AGREEMENT

        THIS MASTER AGREEMENT (this "Agreement") is dated as of June 29, 2002, by and among WESTCOR REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (the "Company"), THE MACERICH PARTNERSHIP, L.P., a Delaware limited partnership (the "Buyer"), MACERICH GALAHAD LP, a Delaware limited partnership and a subsidiary of the Buyer ("Macerich Galahad"), THE WESTCOR COMPANY LIMITED PARTNERSHIP, an Arizona limited partnership ("TWC"), THE WESTCOR COMPANY II LIMITED PARTNERSHIP, an Arizona limited partnership ("TWC II"), MACERICH TWC II LLC, a Delaware limited liability company ("Macerich TWC II LLC"), MACERICH TWC II CORP., a Delaware corporation ("Macerich TWC II Corp."), MACERICH WRLP LLC, a Delaware limited liability company ("Macerich WRLP LLC"), MACERICH WRLP CORP., a Delaware corporation ("Macerich WRLP Corp."), EASTRICH NO. 128 CORP., a Massachusetts corporation and the general partner of the Company ("Eastrich"), and each of the individuals, partnerships, trusts, limited liability companies and other entities listed on Exhibit A hereto (together with Eastrich, collectively, the "Partners").

        WHEREAS, the Company, the Buyer and Macerich Galahad entered into the Agreement and Plan of Merger, dated as of May 30, 2002 (the "Original Agreement"), pursuant to which, inter alia, Macerich Galahad, a subsidiary of the Buyer, would merge with and into the Company and the Company would become a subsidiary of the Buyer;

        WHEREAS, as set forth in Section 2.11 of the Original Agreement, the Company, the Buyer and Macerich Galahad contemplated restructuring the transactions contemplated under the Original Agreement in a mutually agreeable manner, in accordance with such Section 2.11 and the Terms of Proposed Alternative Transaction Structure appended to the Original Agreement as Exhibit G thereto;

        WHEREAS, the Buyer, the Company and Macerich Galahad desire to modify the structure of the transactions contemplated under the Original Agreement to effect an alternative structure contemplated by Section 2.11 of and Exhibit G to the Original Agreement;

        WHEREAS, Section 9.5 of the Original Agreement requires that the Buyer and Macerich Galahad, on one hand, and the Company, on the other, approve any amendment or other modification to the Original Agreement;

        WHEREAS, concurrently herewith, Macerich TWC II LLC and Macerich TWC Corp., on the one hand, and the Company and TWC, on the other, are entering into the Partnership Interest Purchase and Sale Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "TWC II Sale Agreement"), and Macerich Galahad, Macerich WRLP LLC and Macerich WRLP Corp., on the one hand, and the Company and the Partners, on the other, are entering into the Purchase and Sale and Contribution Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Sale and Contribution Agreement");

        WHEREAS, this Agreement and the consummation of the Transactions (as defined below) to which each of the Buyer Parties (as defined below) is party have been approved by, in the case of the Buyer, the board of directors of The Macerich Company, a Maryland corporation ("Macerich"), the general partner of the Buyer, the board of directors of Macerich Galahad GP Corp., a Delaware corporation, and the general partner of Macerich Galahad, and, in the case of each other Buyer Party, by the board of directors of such Buyer Party (or of the general partner or the member of such Buyer Party, as applicable);

        WHEREAS, this Agreement and the consummation of the Transactions have been approved by all necessary parties in accordance with the Limited Partnership Agreement of the Company dated as of July 28, 1994, as amended (the "Limited Partnership Agreement") on behalf of the Company and in its capacity as the general partner of each of TWC and TWC II; and

        WHEREAS, concurrently herewith, the Partners have executed and delivered the Amended and Restated Partners Joinder Agreement, dated as of the date hereof (the "Joinder Agreement"), pursuant to which, inter alia, each Partner joins and agrees to be bound by this Agreement and the Sale and Contribution Agreement with the same force and effect as if a signatory hereto and thereto, subject only to the terms of such Amended and Restated Partners Joinder Agreement

        NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby amend and restate the Original Agreement in its entirety as set forth below, and further agree, as follows:

ARTICLE I
DEFINITIONS

        Section 1.1 Certain Defined Terms. As used in this Agreement, the following defined terms shall have the following meanings (such meanings to be equally applicable to the singular and plural forms of the terms defined):

        "1998 Plans" shall mean, collectively, the 1998 Incentive Plan and the 1998 Equity Plan.

        "Acquired Companies" shall mean the Company and the Subsidiaries.

        "Adjusted Liabilities" shall mean, with respect to any Person and without duplication, the sum of: (a) non-mortgage liabilities (exclusive of contingent liabilities under GAAP), including, without limitation, accounts payable, sales tax payable, property tax payable, accrued taxes, incentive compensation to the extent unfunded or unpaid (and excluding, for the avoidance of doubt, the 1998 Incentive Plan and 1998 Equity Plan), liability for non-qualified deferred compensation plans, interest payable, tenant allowances payable, notes payable to any Acquired Company or Affiliated Property Owner less amounts due any Acquired Company or Affiliated Property Owner, assessments payable, contracts payable and other payables (excluding, for the avoidance of doubt, obligations pursuant to the Arrowhead Master Lease to the extent of the Arrowhead Escrow), prepaid rents, and tenant security deposits, but excluding reserves for construction at the Property commonly known as Desert Sky Mall; (b) Net Change in Mortgage Debt (adding the absolute value of any negative Net Change in Mortgage Debt and subtracting the absolute value of any positive Net Change in Mortgage Debt, as the case may be); and (c) budgeted but unpaid tenant improvement allowances that are reflected in leases signed before the Closing Date, of such Person.

        "Adjustment Escrow Amount" shall have the meaning ascribed thereto in the Indemnification Escrow Agreement.

        "Affiliate" of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

        "Affiliated Property Owners" shall mean those entities, other than the Acquired Companies, that own directly or indirectly any of the Properties and in which one or more Acquired Companies owns a direct or indirect equity interest.

        "Aggregate Additional Amount" shall mean the result obtained by subtracting (a) $2,000,000 from (b) the total cash amount equal to the product of (i) the number of days in calendar year 2002 occurring prior to the Closing Date (and exclusive of the Closing Date) multiplied by (ii) the quotient equal to (x) the aggregate amount of Percentage Rent actually received by, or directly or indirectly credited for the account of, the Buyer or any of its Affiliates or any of their respective successors or assigns with respect to the calendar year in which the Closing occurs divided by (y) 365.

        "Arrowhead Master Lease" shall mean the master lease entered into by TWC II with respect to the Property commonly known as the Arrowhead Marketplace in connection with the Purchase and Sale Agreement and Joint Escrow Instructions, dated as of June 13, 2001, between Parcel 18 Associates, LLC, as seller, and GDA Real Estate Services, LLC, as buyer.

        "Award" shall have the meaning ascribed to such term in the 1998 Incentive Plan and the 1998 Equity Plan (in such case, as calculated with reference to a Change of Control (as defined therein) transaction), as applicable.

        "Balance Sheet Adjustment Amount" shall mean, as of the Closing Date and after giving effect to the Pre-Closing Distributions, the aggregate amount of (a) with respect to any Acquired Company, the difference between (i) the Tangible Non-Real Estate Assets of such Acquired Company and (ii) the Adjusted Liabilities of such Acquired Company, and (b) with respect to any Affiliated Property Owner, the Acquired Companies' pro rata portion of (i) the Tangible Non-Real Estate Assets of such Affiliated Property Owner and (ii) the Adjusted Liabilities of such Affiliated Property Owner.

        "Balance Sheet Adjustment Amount Differential" shall mean the difference between (a) the aggregate Balance Sheet Adjustment Amounts shown on the Estimated Closing Date Balance Sheets for all Acquired Companies and Affiliated Property Owners and (b) the aggregate Balance Sheet Adjustment Amounts shown on the Post-Closing Audited Balance Sheets for all Acquired Companies and Affiliated Property Owners.

        "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required by law to be closed in New York City, Boston, Massachusetts, or Phoenix, Arizona.

        "Buyer Party" shall mean each of Macerich, the Buyer, Macerich TWC II LLC, Macerich TWC II Corp., Macerich WRLP LLC, and Macerich WRLP Corp.

        "Class C Interest" shall mean a limited partnership interest in the Company with the terms and conditions, and issued upon the terms and conditions, set forth on Exhibit I hereto.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Company Sale" shall mean, collectively, the purchase, sale and contribution of the Interests pursuant to the Sale and Contribution Agreement.

        "Consent and Indemnification Agreement" shall mean the consent by certain Participants in the 1998 Equity Plan pursuant to Section 8(d) of the 1998 Equity Plan in the form of Exhibit H, pursuant to which consent such Participants consent to convert their right to receive a portion of their Awards under the 1998 Equity Plan (as reflected on Exhibit A to the Consent and Indemnification Agreement) into Class C Interests.

        "Contractual Debt Payments" shall mean, with respect to any Person, all indebtedness of such Person that (a) is accrued and unpaid at Closing, (b) arises under contract (including, without limitation, trade payables, construction costs and tenant improvement allowances, but excluding Mortgage Debt, Funded Debt Payments and construction loans) and (c) is for goods and services delivered or rendered (or deemed to have been delivered or rendered pursuant to the applicable contract) on or prior to the Closing Date.

        "Encumbrance" shall mean any security interest, pledge, mortgage, deed of trust, lien (including without limitation, environmental and tax liens), charge, encumbrance adverse claim, preferential arrangement or restriction of any kind.

        "Equity Consenting Participant" shall mean a Participant in his or her capacity as a Participant in the 1998 Equity Plan who has executed and delivered (and not revoked) the Consent and Indemnification Agreement on or prior to the Election Deadline and otherwise in compliance with the conditions to participation (and, for the avoidance of doubt, shall exclude any such Person in his or her capacity as a Participant under the 1998 Incentive Plan or as a Participant under the 1998 Equity Plan with respect to any Award thereunder not converted into Class C Interests).

        "Funded Debt Payments" shall mean, with respect to any Person, accrued and unpaid scheduled payments of principal of and interest on (and fees and costs corresponding thereto) indebtedness for borrowed money of such Person for periods ending on or prior to the Closing Date.

        "GAAP" shall mean United States generally accepted accounting principles consistently applied.

        "Home Office" shall mean the offices of the Company located at 11405, 11411 and 1805 N. Tatum Boulevard, Phoenix, Arizona.

        "Indemnification Escrow Amount" shall have the meaning set forth in the Indemnification Escrow Agreement.

        "Interest" shall mean, with respect to any Partner, the interest (expressed as a percentage) set forth with respect to such Partner on Exhibit A attached hereto, which represents such Partner's right, title and interest in and to the Company. For the avoidance of doubt, the term "Interest" shall not include or be a reference to any Class C Interest.

        "Losses" of a Person shall mean any and all losses, liabilities (including liabilities for Taxes), damages, claims, awards, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) actually suffered or incurred by such Person.

        "Mortgage Debt" shall mean the indebtedness for borrowed money secured by a mortgage or a deed of trust set forth on Schedule 2.6 hereto.

        "Net Change in Mortgage Debt" shall mean, with respect to any Person, the difference between the aggregate amount of the Mortgage Debt of such Person reflected on Schedule 2.6 and the aggregate amount of the Mortgage Debt as of the Closing Date.

        "Participant" shall have the meaning ascribed thereto in the 1998 Plans, as applicable, and shall mean and be a reference to any "Participant" under either 1998 Plan unless otherwise specified.

        "Percentage Rent" shall mean that portion of rent payable by any tenant at any of the Properties, including cart, kiosk and seasonal lease tenants, that is based upon a percentage of such tenant's sales.

        "Per Interest Additional Amount" shall mean, with respect to any Partner, the product of such Partner's Interest multiplied by the amount by which the Aggregate Additional Amount exceeds zero.

        "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

        "Retained Cash" shall mean the Tier I Retained Cash and the Tier II Retained Cash.

        "Schedule" shall mean any "Company Disclosure Schedule" or any "Buyer Disclosure Schedule."

        "Signing Date" shall mean May 30, 2002.

        "Subsidiaries" shall mean Westcor Partners, L.L.C., an Arizona limited liability company, TWC and TWC II and each other entity that is 100% owned directly or indirectly by any of the foregoing, and the term "Subsidiary" shall mean any of them.

        "Tangible Non-Real Estate Assets" shall mean, with respect to any Person, the aggregate value of the tangible assets exclusive of real estate and associated personal property (such real estate and associated personal property shall include, for these purposes (w) the proceeds of any sale or other disposition, which proceeds are required to be retained in the applicable Acquired Company or Affiliated Property Owner pursuant to Section 5.1(b)(i) hereof, (x) the reserve for construction at the Property commonly known as Superstition Mall, (y) an additional $608,432 and (z) any receivable or liability associated with straight-lining of rents) of such Person, including, without limitation, Retained Cash (other than Retained Cash consisting of retained proceeds as contemplated above), other cash and cash equivalents, accounts receivable less reserves for doubtful accounts in accordance with GAAP, notes receivable less amounts due from any Acquired Company or Affiliated Property Owner and a reserve for doubtful payments in accordance with GAAP, if any, interest receivable, restricted investments (including assets of any non-qualified deferred compensation plan), prepaid expenses, impounds and deposits.

        "Tier I Retained Cash" shall mean cash and cash equivalents of the Acquired Companies with an aggregate value equal to the amount of the following payment and other obligations of each such Acquired Company, in each case, as reflected on such entity's Estimated Closing Date Balance Sheet and without duplication: (a) Contractual Debt Payments; (b) Funded Debt Payments; (c) accrued and unpaid commitment fees for periods ending on or prior to the Closing Date on any revolving credit facility of such Acquired Company; (d) accrued and unpaid payroll obligations of such Acquired Company for periods ending on or prior to Closing, including, without limitation, payroll taxes, employer 401(k) matching funds obligations, and employer contributions to employee benefits programs (other than the 1998 Equity Plan and the 1998 Incentive Plan); (e) amounts accrued to fund incentive programs of such Acquired Company, including long-term incentive programs, annual incentive programs and annual bonus programs (other than the 1998 Equity Plan and the 1998 Incentive Plan); (f) accrued and unpaid overhead and other costs allocated to the Home Office for periods ending on or prior to the Closing Date, including, without limitation, rent, allocated property taxes, service contracts and utilities; and (g) obligations payable with respect to periods ending on or prior to the Closing Date by such Acquired Company for development costs of any Affiliated Property Owner pursuant to the partnership or limited liability company operating agreement of such Affiliated Property Owner.

        "Tier II Retained Cash" shall mean the Acquired Companies' pro rata portion of cash and cash equivalents of the Affiliated Property Owners, with an aggregate value equal to the aggregate amount of the following payment and other obligations of each such Acquired Companies' pro rata portion of each such Affiliated Property Owner, in each case, as reflected on such entity's Estimated Closing Date Balance Sheet and without duplication: (a) Contractual Debt Payments; (b) Funded Debt Payments; (c) accrued and unpaid property taxes for the Properties, net of any impounds, for the period ending on or prior to the Closing Date; (d) all tenant security deposits; (e) prepaid rents and all other prepayments of amounts due from any tenant under any lease with respect to any period subsequent to the Closing Date; (f) reserves for construction at the Properties commonly known as Superstition Springs Center and Desert Sky Mall; and (g) restricted cash balances with respect to the Property commonly known as Chandler Gateway.

        "Transaction Documents" shall mean this Agreement, the TWC II Sale Agreement, the Sale and Contribution Agreement, the Deposit Escrow Agreement, the Indemnification Escrow Agreement, the Confidentiality Agreement, each Election Form delivered and not revoked by a Class B Partner, and each agreement, instrument, election and certificate delivered pursuant to the terms hereof and thereof.

        "Transactions" shall mean the TWC II Distribution, Pre-Closing Cash Distributions, the TWC II Sale, the Company Sale, and the other transactions contemplated hereunder and under the other Transaction Documents.

        "TWC II Distributed Property" shall mean the following property of TWC II: (a) a 99% non-managing member interest in TWC Scottsdale Mezzanine, L.L.C., (b) all of the capital stock of TWC Scottsdale Corp., (c) a 33.33% general partnership interest in New River Associates, (d) a 33.33% limited liability company interest in East Mesa Mall, LLC and (e) a 50% limited liability company interest in East Mesa Land LLC.

        "TWC II Sale" shall mean the sale by the Company and TWC, on the one hand, and purchase by Macerich TWC II LLC and Macerich TWC Corp., on the other hand, of 100% of the general partnership interest and 100% of the limited partnership interests of TWC II on the terms and conditions set forth in the TWC II Sale Agreement.

        "Unit Consideration" shall mean the aggregate number of Preferred Units issued to the Class B Partners pursuant to the Sale and Contribution Agreement.

        Section 1.2 Additional Defined Terms. As used in this Agreement, the following defined terms shall have the meanings ascribed thereto, respectively, in the Section of this Agreement referenced with respect to each such defined term (such meanings to be equally applicable to the singular and plural forms of the terms defined):

"1998 Equity Plan"	Section 5.9
"1998 Incentive Plan"	Section 5.9
"Accountant"	Section 2.6
"Acquired Companies Employees"	Section 5.9
"Additional Adjustment Payment"	Section 2.6
"Adjusted TWC II Purchase Price"	Section 2.1
"Aggregate Additional Distribution"	Section 2.7
"Aggregate Partner Distribution Amount"	Section 2.5
"AEW"	Section 4.7
"Agreed Amount"	Section 7.2
"Arbiter"	Section 2.7
"Arrowhead Escrow"	Section 2.5
"Benefit Plans"	Section 3.9
"Budget"	Section 5.1
"Buyer"	Preamble
"Buyer Disclosure Schedules"	Section 4.8
"Buyer Indemnified Party"	Section 7.2
"Buyer Knowledge Party"	Section 4.8
"Buyer's Knowledge"	Section 4.8
"Cash Awards	Section 5.9
"Claim"	Section 5.11
"Claim Notice"	Section 7.2
"Claimed Amount"	Section 7.2
"Class C Interests Grant"	Section 5.9
"Closing"	Section 2.3
"Closing Date"	Section 2.3
"Company"	Preamble
"Company Consent"	Section 6.3
"Company Disclosure Schedules"	Section 3.18
"Company Knowledge Party"	Section 3.18
"Company's Knowledge"	Section 3.18
"Confidential Memorandum"	Section 3.18
"Confidentiality Agreement"	Section 5.3
"Delaware Courts"	Section 9.7
"Deposits"	Section 2.2
"Deposit Escrow Agreement"	Section 2.2
"Dispute"	Section 7.2
"Eastrich"	Preamble
"Employment Agreements"	Section 3.12
"Environmental Condition"	Section 3.14
"Environmental Laws"	Section 3.14
"Environmental Liabilities and Costs"	Section 3.14
"Environmental Reports"	Section 3.14

"ERISA"	Section 3.9
"Escrow Agent"	Section 2.2
"Escrow Amounts"	Section 2.4
"Estimated Closing Date Balance Sheets"	Section 2.6
"Excluded Occupancy Agreement"	Section 3.10
"Financial Statements"	Section 3.4
"Governmental Authority"	Section 3.6
"Holdback Escrow"	Section 5.9
"HSR Act"	Section 3.6
"Indemnification Cut-Off Date"	Section 7.2
"Indemnification Escrow Agreement"	Section 2.4
"Indemnification Representative"	Section 7.2
"Indemnified Persons"	Section 5.11
"Intellectual Property Rights"	Section 3.13
"Investment Threshold"	Section 2.1
"IRS"	Section 3.8
"Joinder Agreement"	Preamble
"Law"	Section 3.15
"Leases"	Section 3.10
"Limited Partnership Agreement"	Preamble
"Macerich"	Preamble
"Macerich Galahad"	Preamble
"Macerich TWC II Corp."	Preamble
"Macerich TWC II LLC"	Preamble
"Macerich WRLP Corp."	Preamble
"Macerich WRLP LLC"	Preamble
"Material Adverse Effect"	Section 3.18
"Maximum Amount"	Section 7.2
"Most Recent Balance Sheet"	Section 3.4
"Municipal Taxes"	Section 5.10
"Neutral Auditor"	Section 2.6
"Objection Notice"	Section 2.7
"Partner Opinion"	Section 6.3(d	)
"Partners"	Preamble
"Partners Indemnified Party"	Section 7.3
"Per Interest Additional Payment"	Section 2.7
"Physical Inspection Deposit"	Section 2.2
"Physical Inspection Period"	Section 2.8
"Post-Closing Audited Balance Sheets"	Section 2.6
"Pre-Closing Cash Distributions"	Section 2.5
"Pre-Closing Distributions"	Section 2.5
"Properties"	Section 3.10
"PTCE"	Section 4.7
"Representatives"	Section 5.3
"Required Approvals"	Section 6.1
"Response"	Section 7.2
"Review Room"	Section 3.18
"Sale and Contribution Agreement"	Preamble
"Securities Act"	Section 3.1
"Signing Deposit"	Section 2.2
"Specified Litigation"	Section 5.13

"Taxes"	Section 3.8
"Tax Return"	Section 3.8
"Termination Notice"	Section 2.8
"Threshold Amount"	Section 7.2
"TWC"	Preamble
"TWC II"	Preamble
"TWC II Sale Agreement"	Preamble
"TWC II Distribution"	Section 2.5

        Section 1.3 Incorporation by Reference of Certain Defined Terms. As used in this Agreement, capitalized terms used herein and not defined herein have the meanings ascribed to such capitalized terms, respectively, in the Sale and Contribution Agreement and, if not therein defined or referenced, in the TWC II Sale Agreement, in each case with the same force and effect as if such definitions and references, as the case may be, were set forth in full in this Agreement. The definitions incorporated herein by reference to the Sale and Contribution Agreement include, without limitation, the definitions of the following terms: "Aggregate Cash Price", "Class B Partners"; "Election Deadline", "Election Period", "Investment Election", "Per Interest Price" and "Preferred Units". The definitions incorporated herein by reference to the TWC II Sale Agreement include, without limitation, the definitions of the following terms: "TWC", "TWC Limited Partnership Agreement", "TWC II Purchase Price".

ARTICLE II
THE TRANSACTIONS; CLOSING

        Section 2.1 Transactions' Sequence; Master Agreement.

          (a)  Notwithstanding any provision to the contrary set forth in this Agreement, the TWC II Sale Agreement, the Sale and Contribution Agreement or any other Transaction Document, the parties hereto hereby agree that the Transactions shall be deemed to have occurred for all purposes in the sequence set forth on Exhibit B.

          (b)  Each of the Buyer Parties party hereto, the Company, TWC, TWC II and each Partner agree to treat the Transactions for tax purposes, and to prepare and file all tax returns consistently therewith (as applicable), as (i) a taxable sale of the partnership interests in TWC II, (ii) which sale is followed by a non-liquidating distribution of cash by the Company to the Partners pursuant to Section 731 of the Code, and (iii) which distribution, in turn, is followed by a separate sale or contribution of the Interests to the Buyer in a taxable sale of such Interests for cash or a non-taxable contribution under Section 721 of the Code for Preferred Units, as the case may be, to the extent permitted by Law.

          (c)  Contemporaneously herewith the Company and the Buyer (together with certain Acquired Companies and other Buyer Parties) are entering into the TWC II Sale Agreement and the Sale and Contribution Agreement. The provisions of this Agreement shall control in each case in which a provision hereof conflicts with a provision (or provisions) of any other Transaction Document notwithstanding any provision to the contrary set forth in this Agreement or any other Transaction Document, subject to the provisions of Section 9.5 hereof; provided that, except in any case in which such conflict is a direct and express conflict, the applicable Acquired Companies and Buyer Parties shall use good faith efforts to agree on an interpretation of any provisions herein and in any other Transaction Document that conflict (or purport to conflict). Such agreed upon interpretation, if reduced to writing and executed by the applicable Acquired Companies and Buyer Parties, shall automatically amend, supplement and modify (as applicable) the relevant provisions herein and in such other Transaction Document without any additional action by or on behalf of such parties or any other party hereto, which amendment, supplement or other modification, as the case may be, shall be binding upon all parties hereto and, or thereto.

          (d)  The TWC II Purchase Price shall be reduced by an amount equal to ninety-nine percent (99%) of the aggregate amount of the Awards (or portions thereof, as the case may be), if any, of the Equity Consenting Participants converted into Class C Interests in the Class C Interests Grant (the TWC II Purchase Price as so adjusted, the "Adjusted TWC II Purchase Price").

          (e)  The Class B Partners (or any of them) shall have the right to make the Investment Elections provided in Article III of the Sale and Contribution Agreement if, and only if, the sum of (i) the aggregate amount of the Per Interest Price elected to be received in Preferred Units of all Investing Partners is at least Forty-Five Million Dollars ($45,000,000) (such amount, the "Investment Threshold"). The calculations required to be made under the preceding sentence, shall be made by the Buyer and the Company as of the close of business on the Election Deadline and (unless the Buyer and the Company shall disagree on such calculations) shall be binding on all parties hereto. If the Investment Threshold has not been reached as of the close of business on the Election Deadline, any Investment Election theretofore made shall be, and shall be deemed to be, void ab initio and to have been revoked prior to the Election Deadline for all purposes hereunder and under the other Transaction Documents (including Section 3.2(b) of the Sale and Contribution Agreement).

        Section 2.2 Deposits.

          (a)  On May 31, 2002 the Buyer delivered to US Bank Trust National Association, as escrow agent (the "Escrow Agent"), the sum of Five Million Dollars ($5,000,000) as a non-refundable deposit (the "Signing Deposit"). Prior to 12:00 p.m. (Arizona time) on July 1, 2002 (and assuming the Buyer does not exercise its termination rights during the Physical Inspection Period), the Buyer shall deliver to the Escrow Agent the sum of Twenty Million Dollars ($20,000,000) (the "Physical Inspection Deposit", and together with the Signing Deposit, the "Deposits"). The Deposits shall be held in escrow by the Escrow Agent in an interest-bearing account pursuant to and in accordance with the Deposit Escrow Agreement, dated as of May 30, 2002 (the "Deposit Escrow Agreement"), among the Company, the Buyer and the Escrow Agent. Subject to the terms and conditions set forth in Article VIII with respect to the termination of this Agreement, the Deposits, together with any income earned thereon, shall be delivered, as set forth in Section 2.4(g) below, to the Escrow Agent at the Closing, whereupon the amounts of the Deposits shall constitute (in whole or in part as provided herein) the Indemnification Escrow Amount and the Adjustment Escrow Amount, respectively. Any Taxes due on any income earned on the Deposit shall be the responsibility of the party that receives such income, subject to the terms and as set forth in the Deposit Escrow Agreement and the Indemnification Escrow Agreement.

          (b)  As an alternative to making the Physical Inspection Deposit in cash, the Buyer may elect to deliver to the Escrow Company one or more irrevocable, clean standby letters of credit in the amount of such Deposit (each a "Deposit L/C"). Each Deposit L/C shall be (i) in a form reasonably acceptable to the Company and (ii) issued in favor of the Escrow Agent.

        Section 2.3 Closing. The closing of the Transactions (the "Closing") shall be held at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts, at 10:00 a.m. (local time) on the date that is five (5) Business Days following the date on which the conditions set forth herein with respect thereto shall be satisfied or duly waived or such other place or date as may be fixed by mutual agreement of the Buyer and the Company; provided that the Closing shall not occur prior to the expiration of the Election Period. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date".

        Section 2.4 Actions at Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing:

          (a)  TWC II shall make the TWC II Distribution;

          (b)  the Company and TWC, on the one hand, and the Buyer, Macerich TWC II LLC and Macerich TWC II Corp., on the other hand, shall consummate the TWC II Sale in accordance with the terms and conditions of the TWC II Sale Agreement;

          (c)  the Company shall (or cause the Subsidiaries and Affiliated Property Owners to) make the Pre-Closing Cash Distributions and fund the Escrow Amounts;

          (d)  the Company shall make the Class C Interests Grant (if it has elected to do so in accordance with Section 5.9(d)(ii));

          (e)  the Buyer, Macerich Galahad, Macerich WRLP LLC and Macerich WRLP Corp., on the one hand, and the Partners, on the other hand, shall consummate the Company Sale in accordance with the terms and conditions of the Sale and Contribution Agreement;

          (f)    the Company, TWC, TWC II and the Partners shall deliver to the Buyer and, as applicable, the other Buyer Parties, the various certificates, instruments and documents referred to in Section 6.3 and each other certificate, instrument and document required to be so delivered under any other Transaction Document;

          (g)  the applicable Buyer Parties shall deliver to the Company and, as applicable, the Partners the various certificates, instruments and documents referred to in Section 6.2 and each other certificate, instrument and document required to be so delivered under any other Transaction Document; and

          (h)  the Escrow Agent shall retain the Deposits and any income earned thereon and transfer such amounts in escrow (such aggregate amounts, together with any additional cash or property added thereto as provided herein, collectively, the "Escrow Amounts") in interest-bearing accounts pursuant to and in accordance with the provisions of the escrow agreement to be executed at the Closing in the form of Exhibit C attached hereto (the "Indemnification Escrow Agreement") for the purpose of securing (i) in the case of the Adjustment Escrow Amount, the obligations of the Partners under Section 2.6(c) hereof to pay the Balance Sheet Adjustment Amount Differential, if any, to the Buyer, and (ii) in the case of the Indemnification Escrow Amount, the indemnification obligations of the Partners set forth in Article VII of this Agreement. The Escrow Amounts shall be held as trust funds and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Indemnification Escrow Agreement. Notwithstanding the fact that the Escrow Agent shall retain the Deposits and apply them as contemplated above, the Deposits shall be deemed to have been delivered by the Escrow Agent to the Company and then distributed to the Partners on a pro rata basis as part of the Pre-Closing Cash Distributions in accordance with Section 2.5(b), and then delivered by the Partners to the Escrow Agent. Each Partner shall be deemed to have delivered a portion of his, her or its share of the Pre-Closing Cash Distributions equal to his, her or its pro rata share of the Deposits to the Escrow Agent for the purpose of securing his, her or its obligations described above. Each Partner hereby consents to, and instructs the Company, on his, her or its behalf, to take such actions, including, without limitation, the delivery of the joint written instructions to the Escrow Agent contemplated under Sections 6.2 and 6.3 hereof, to effect the delivery of funds into escrow through the physical retention of the Deposits by the Escrow Agent as on behalf of such Partner this Section 2.4(h);

        Section 2.5 Pre-Closing Distributions.

          (a)  TWC II Distribution. The parties hereto acknowledge and agree that, prior to the consummation of the TWC II Sale, the Company shall cause TWC II to distribute, to the Company, as the general partner of TWC II, the TWC II Distributed Property (the "TWC II Distribution").

          (b)  Pre-Closing Cash Distributions. The parties hereto acknowledge and agree that, prior to the consummation of the Company Sale, the Company shall cause each Affiliated Property Owner and each Subsidiary to distribute to such entities' partners or members, as applicable, all cash and cash equivalents of such Affiliated Property Owner or Subsidiary other than Retained Cash, and the Company shall distribute, subject to the following sentence, to the Partners all of its cash and cash equivalents (including, without limitation, the Adjusted TWC II Purchase Price) other than Retained Cash (all such cash and cash equivalents, the "Aggregate Partner Distribution Amount"); provided that no such distribution shall be in violation of any loan agreement or other contractual restriction on the distribution of funds, or the covenant regarding construction loans contained in Section 5.1 hereof (such distributions, the "Pre-Closing Cash Distributions", and, together with the TWC II Distribution, the "Pre-Closing Distributions"). Subject to Section 2.4(h) above, unless otherwise agreed in writing by the Buyer, the Company and the Indemnification Representative (on behalf of the Partners), the Company shall make the Pre-Closing Cash Distributions to the Partners, and, on behalf of the Partners, in each case by wire transfer in immediately available funds, as follows:

            (i)    an amount equal to the sum of (x) the Signing Deposit and (y) the aggregate Pre-Closing Cash Distributions less the Adjusted TWC II Purchase Price to the Escrow Agent whereupon such amount shall be and shall be deemed to be the Adjustment Escrow Amount;

            (ii)  an amount equal to the Physical Inspection Deposit to the Escrow Agent, whereupon such amount shall be and shall be deemed to be the Indemnification Escrow Amount;

            (iii)  at the Company's discretion or upon written direction from the Indemnification Representative, cash in an amount specified in a written notice to the Buyer, which notice shall be delivered at least five (5) Business Days prior to the Closing, into the Holdback Escrow or into the control of the Indemnification Representative; and

            (iv)  unless otherwise agreed in writing by the Buyer and the Company, Five Hundred Thousand Dollars ($500,000) into an escrow account established by the Company and the Buyer and subject to the general terms and conditions applicable to the Indemnification Escrow Amount under the Indemnification Escrow Agreement, but which shall be an escrow account separate from the other Indemnification Escrow Amounts (such escrow arrangement, the "Arrowhead Escrow"); and

            (v)  the amount of Pre-Closing Cash Distributions remaining after making the foregoing deliveries, to the Partners pro rata based on each Partner's Interest.

        Section 2.6 Closing Date and Post-Closing Balance Sheet Adjustment.

          (a)  Closing Date Adjustment. Prior to the Closing Date, the Company shall in good faith prepare, with the assistance of the Buyer, an estimated balance sheet for each Affiliated Property Owner and Acquired Company as of the Closing Date after taking into account the Pre-Closing Distributions (the "Estimated Closing Date Balance Sheets"). The Estimated Closing Date Balance Sheets shall be prepared in accordance with GAAP consistently applied, and otherwise consistent with the methodology used to prepare each such entity's most recent regularly prepared balance sheet. Not later than five (5) Business Days prior to the Closing Date, the Company shall deliver to the Buyer the Estimated Closing Date Balance Sheets, together with worksheets and data that support the Estimated Closing Date Balance Sheets and any other information that the Buyer may reasonably request in order to verify the amounts reflected on the Estimated Closing Date Balance Sheets. The Aggregate Partner Distribution Amount to be distributed at the Closing shall be: (i) increased, dollar for dollar, to the extent that the aggregate Balance Sheet Adjustment Amounts shown on the Estimated Closing Date Balance Sheets for all Acquired Companies and Affiliated Property Owners is positive, by the amount of the aggregate Balance Sheet Adjustment Amounts; and (ii) decreased, dollar for dollar, to the extent that the aggregate Balance Sheet Adjustment Amounts shown on the Estimated Closing Date Balance Sheets for all Acquired Companies and Affiliated Property Owners is negative, by the absolute value of the Balance Sheet Adjustment Amounts.

          (b)  Confirmation of Closing Date Adjustment. As soon as practical after the Closing Date, Ernst and Young LLP (the "Accountant") shall review the Company's books and records and also shall review the Estimated Closing Date Balance Sheets in accordance with GAAP consistently applied and otherwise consistent with the methodology used to prepare such entity's most recent regularly prepared balance sheet (taking into account the Pre-Closing Distributions) and make any adjustments necessary thereto (the "Post-Closing Audited Balance Sheets") consistent with the provisions of this Section 2.6. The Company shall pay all fees and expenses of the Accountant, which shall be paid (unless otherwise off-set) from the Indemnification Escrow Amount in accordance with the terms of the Indemnification Escrow Agreement, and, in all events, shall be accounted for as a credit against the Aggregate Partner Distribution Amount. The Accountant shall, within forty-five (45) days following the Closing Date, deliver the Post-Closing Audited Balance Sheets to the Indemnification Representative and the Buyer, together with worksheets and data that detail any adjustments and the basis thereof and any other information that the Indemnification Representative may reasonably request in order to verify the amount of any such adjustments. The Post-Closing Audited Balance Sheets, and the Balance Sheet Adjustment Amount attributable to each Affiliated Property Owner and Acquired Company at the Closing reflected on the Post-Closing Audited Balance Sheet applicable to such entity, shall be binding upon the parties upon approval by the Indemnification Representative and the Buyer of such Post-Closing Audited Balance Sheets. If the Indemnification Representative and the Buyer do not both approve of the Post-Closing Audited Balance Sheets and the calculation of the Balance Sheet Adjustment Amount attributable to each Affiliated Property Owner and Acquired Company at the Closing stated thereon, and the Buyer and the Indemnification Representative cannot mutually agree on any proposed modifications, then within the later of (i) sixty (60) days after the Closing Date and (ii) fifteen (15) days following receipt by the Indemnification Representative and the Buyer of the Post-Closing Audited Balance Sheets, the Buyer and the Indemnification Representative shall select a nationally recognized independent accounting firm with no affiliation to the Buyer, the Company or the Indemnification Representative and who is mutually satisfactory to the Buyer and the Indemnification Representative to resolve such dispute (the "Neutral Auditor"), and shall submit in writing to the Neutral Auditor their respective positions with respect to the Post-Closing Audited Balance Sheets and the calculation of the Balance Sheet Adjustment Amount attributable to each Affiliated Property Owner and Acquired Company at the Closing. The Neutral Auditor shall review the Post-Closing Audited Balance Sheets and, within ten (10) Business Days of its appointment, shall make any adjustments necessary thereto, and, upon completion of such review, such Post-Closing Audited Balance Sheets and the Balance Sheet Adjustment Amount at the Closing for each Affiliated Property Owner and Acquired Company stated thereon as determined by the Neutral Auditor shall be binding upon the parties. The fees and expenses associated with such a review shall be borne by the non-prevailing party, which shall be the party whose written position submitted to the Neutral Auditor is furthest from the position determined by the Neutral Auditor.

          (c)  Post-Closing Balance Sheet Adjustment.

            (i)    In the event the Balance Sheet Adjustment Amount Differential is negative, the Buyer and the Indemnification Representative jointly shall authorize and direct the Escrow Agent to pay, on behalf of each Partner, to the Buyer, by check or wire transfer of immediately available funds, to the extent available in the Adjustment Escrow Amount, an amount equal to the absolute value of the Balance Sheet Adjustment Amount Differential multiplied by such Partner's Interest. Such authorization and direction shall instruct the Escrow Agent to make such payments within four (4) Business Days following delivery to each Partner and the Escrow Agent of joint notice from the Buyer and the Indemnification Representative as to the determination of Balance Sheet Adjustment Amount Differential in accordance with this Section 2.6.

              (A)  If the Adjustment Escrow Amount exceeds the Balance Sheet Adjustment Amount Differential, concurrently with the Buyer's and the Indemnification Representative's delivery of such joint authorization and direction, the Buyer and the Indemnification Representative shall deliver to the Escrow Agent a joint notice and instruction directing the Escrow Agent to pay to each Partner, by check or wire transfer of immediately available funds, an amount equal to (1) the Adjustment Escrow Amount less the Balance Sheet Adjustment Amount Differential, multiplied by (2) such Partner's Interest. All such disbursements shall be paid contemporaneously with the payment of the Balance Sheet Adjustment Amount to the Buyer.

              (B)  If the Balance Sheet Adjustment Amount Differential exceeds the Adjustment Escrow Amount, each Partner shall, severally (pro rata in accordance with his, her or its Interest) and not jointly, indemnify the Buyer Parties and the Company with respect to any shortfall, in an amount equal to the aggregate amount of such shortfall multiplied by such Partner's Interest (the amount of such payment with respect to any Partner, such Partner's "Additional Adjustment Payment"). At the Buyer's option, the Buyer shall be entitled to request payment of, and the Escrow Agent shall pay, the entire amount of all Additional Adjustment Payments (but not less than such entire amount) from the Indemnification Escrow Amount, and each Partner shall be obligated to repay promptly the amount of its Additional Adjustment Payment, together with any accrued interest, to the Indemnification Escrow Amount. The Indemnification Representative shall cooperate with the Buyer and the Escrow Agent in seeking repayment of any such funds to the Indemnification Escrow Amount.

            (ii)  In the event the Balance Sheet Adjustment Amount Differential is positive, the Buyer shall, within four (4) Business Days following the determination of Balance Sheet Adjustment Amount Differential in accordance with Section 2.6(b) above, (A) pay to each of the Partners an amount equal to the Balance Sheet Adjustment Amount Differential multiplied by such Partner's Interest by wire transfer of immediately available funds in accordance with the wire transfer instructions provided to the Buyer prior to the Closing (unless such wire transfer instructions are subsequently updated or amended by any particular Partner and confirmed by the Buyer with the Indemnification Representative prior to wiring) and (B) deliver to the Escrow Agent, with Indemnification Representative, a joint notice and instruction, authorizing and directing the Escrow Agent to pay to the Partners the amount of the Adjustment Escrow Amount and any investment income earned thereon, in accordance with the terms of the Indemnification Escrow Agreement.

        Section 2.7 Post-Closing Additional Adjustment Payment.

          (a)  Aggregate Additional Amount. The Aggregate Partner Distribution Amount distributed to each Partner at the Closing shall be subject to a post-Closing adjustment with respect to each

  Partner by an amount equal to the Per Interest Additional Payment of such Partner as provided in this Section 2.7. The Aggregate Partner Distribution Amount shall be increased, and the Aggregate Additional Amount shall be paid as set forth in Section 2.7(b)(i), to the extent that the Aggregate Additional Amount exceeds zero. The Aggregate Partner Distribution Amount shall be decreased, and the Aggregate Additional Amount shall be paid as set forth in Section 2.7(b)(ii), to the extent the Aggregate Additional Amount is less than zero. If the Aggregate Additional Amount is zero, the Aggregate Partner Distribution Amount shall not be adjusted under this Section 2.7, and no party shall have any payment obligation under Section 2.7(b).

          (b)  Payment of Aggregate Additional Amount.

            (i)    The Per Interest Additional Amount shall be distributed by the Company to the Partners on March 15, 2003 by wire transfer of immediately available funds in accordance with the wire transfer instructions provided to the Buyer prior to the Closing (unless such wire transfer instructions are subsequently updated or amended by any particular Partner) and confirmed by the Buyer with the Indemnification Representative prior to wiring (any payment of a Per Interest Additional Amount, a "Per Interest Additional Payment", and all such payments, collectively, the "Aggregate Additional Distribution"). To the extent that any Percentage Rent is owed to, but has not been actually received by, or directly or indirectly credited for the account of, the Buyer or any of its Affiliates or their respective successors or assigns prior to March 15, 2003, the Company will distribute such Aggregate Additional Distribution to the Partners promptly (but in no event more often than quarterly) following the receipt by (or direct or indirect crediting for the account of) the Buyer or any of its Affiliates or their respective successors or assigns of all or any portion of such Percentage Rent so paid or credited on or after March 15, 2003 in the amount necessary to increase the total cash distributions received by each Partner pursuant to this Section 2.7(b) to the amount of such Partner's Per Interest Additional Amount calculated as if such Percentage Rent had been received (or credited) timely. (It being understood that any additional distributions made pursuant to the preceding sentence shall be considered and deemed to be part of the "Aggregate Additional Amount" and, with relation to any Partner, part of the "Per Interest Additional Amount" of such Partner.) At the time of any such distributions, the Company shall deliver concurrently to each Partner a statement showing the method used to compute the Aggregate Additional Amount and such Partner's Per Interest Additional Amount, certified by the chief financial officer of the Buyer as true and correct, together with reasonable back-up data for such computation (the "Statement") and shall also deliver to the Indemnification Representative such additional back-up data or documents as the Indemnification Representative from time to time may reasonably request in connection with the computation of the Aggregate Additional Amount. In furtherance of the foregoing, the Buyer hereby expressly agrees and undertakes, from and after the Closing, to cause the Company to perform its obligations under this Section 2.7(b)(i).

            (ii)  Each Partner shall, severally (pro rata in accordance with their Interests) and not jointly, indemnify the Buyer Parties for an amount equal to such Partner's Interest multiplied by the absolute value of the amount by which the Aggregate Additional Amount is less than zero, which right of indemnification shall be satisfied solely by recourse to the Indemnification Escrow Amount and shall otherwise be subject to the terms and conditions of Article VII, other than the Threshold Amount as set forth in Section 7.2(b); provided that in no case shall the aggregate obligations of the Partners under this Section 2.7 exceed $2,000,000.

            (iii)  The Buyer agrees to keep accurate records sufficient for the tracking of the Percentage Rent with respect to calendar year 2002 and computation of the Aggregate Additional Amount. The parties agree that they will keep each other informed as to the status of Percentage Rent collected and cooperate reasonably in good faith and jointly attempt to resolve any disputes with tenants regarding the Percentage Rent owed by them. Following receipt of the Statement, the Indemnification Representative shall have a right to conduct a limited audit of the Buyer or any of its Affiliates or their respective successors or assigns solely for the purpose of determining the amount of Percentage Rents collected by (or directly or indirectly credited for the account of) the Buyer or any of its Affiliates or their respective successors or assigns with respect to calendar year 2002 and the Aggregate Additional Amount, subject to the condition that such audit be conducted upon reasonable advance notice during normal business hours. To the extent that the Buyer or any of its Affiliates effectively assigns its right to receive any Percentage Rents with respect to calendar year 2002, the Buyer shall provide in the agreements relating to such transfer a continuing right of the Indemnification Representative to conduct the foregoing limited audit for the purpose of determining the amount of such collected or credited Percentage Rents.

          (c)  Disputes. In the event that the Indemnification Representative disputes the calculation of the Aggregate Additional Amount, the Indemnification Representative shall deliver to the Buyer a written notice of objection (an "Objection Notice") within twenty (20) days following receipt of the Statement or the receipt of such additional back-up data or documents as the Indemnification Representative may have reasonably requested in connection therewith, as applicable, which notice shall include a statement showing the Indemnification Representative's method of computing the Aggregate Additional Amount and reasonable back-up data or documents to support the objection. During the fifteen (15) days following delivery of an Objection Notice, the Indemnification Representative and the Buyer shall in good faith attempt to resolve their differences with respect to the computation of the Aggregate Additional Amount. If the parties are unable to resolve their differences within such period, the matter will be referred as promptly as practicable to a nationally recognized independent accounting firm with no affiliation to the Buyer, the Company or the Indemnification Representative, selected by mutual agreement of the Buyer and the Indemnification Representative. Such accounting firm (the "Arbiter") shall make a determination as to the appropriate computation of the Aggregate Additional Amount and the Per Interest Additional Payments, which determination will be (i) in writing, (ii) furnished to the Buyer and the Indemnification Representative as soon as practicable following referral of the matter, (iii) made in accordance with this Agreement, and (iv) conclusive, binding and non-appealable, in the absence of fraud or manifest error, upon the Buyer, the Indemnification Representative and each of the Partners. Subject to a confidentiality agreement reasonably acceptable to the Buyer, the Arbiter shall have such access to the financial books and records of the Buyer or any of its Affiliates or their respective successors or assigns as is reasonably necessary to complete its evaluation. The Buyer shall promptly pay to the Partners any additional funds finally determined to have been owed as part of the Per Interest Additional Payments pursuant to Section 2.7(b) above. The expenses of the Arbiter shall be borne by the non-prevailing party.

        Section 2.8 Physical Inspection Period. The Buyer shall have the period beginning on the Signing Date of this Agreement and ending on June 29, 2002 (such period, the "Physical Inspection Period") to complete its physical and environmental inspections of the Properties, and the Buyer shall promptly provide to the Company a copy of any physical or environmental inspection report or similar report it obtains in connection with such inspections. If, but only if, a physical or environmental inspection report obtained by the Buyer and provided to the Company discloses a structural, building system or other physical or environmental deficiency or liability in the Properties that is not disclosed in the physical condition or environmental reports included in the Review Room and that would reasonably be expected to cost in excess of $20,000,000 (in the aggregate if there is more than one such deficiency) to remedy, then the Buyer shall be entitled to terminate this Agreement by giving written notice to the Company (the "Termination Notice"), with a copy to the Escrow Agent, which Termination Notice shall specify the grounds for such termination and which must be received by the Company by 5:00 p.m. (Arizona time) on June 29, 2002, whereupon the Company and the Buyer shall have no further obligations or liabilities to each other hereunder, except as otherwise stated herein in this Agreement. If the Buyer does not give a Termination Notice to the Company prior to the expiration of the Physical Inspection Period, then the Buyer's right to terminate this Agreement pursuant to this Section 2.8 shall automatically expire and be of no further force or effect.

        Section 2.9 Proposed Development Properties Transactions. The parties hereto acknowledge that it is the intent of the Buyer and certain current employees of the Company to pursue a transaction, the material terms of which are set forth on the term sheet attached hereto as Exhibit F, concurrently with the Closing and consummation of the Transactions; provided, however, that the consummation of the transaction described in such term sheet shall not constitute a condition to the Closing or any Transactions.

        Section 2.10 Time of the Essence. The parties hereto acknowledge and agree that, subject only to satisfaction or waiver of the conditions to Closing (including the expiration of the Election Period) set forth hereunder and under the Purchase and Sale Agreement and TWC II Sale Agreement, and the express adjournment rights contained herein, time is of the essence in consummating the Transactions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        As a material inducement to each Buyer Party to enter into the Transaction Documents to which it is party and to consummate the Transactions to which it is party, the Company represents and warrants to each Buyer Party as follows:

        Section 3.1 Capitalization. Exhibit A constitutes a complete and accurate list of all Partners and the percentage of the total outstanding Interests held by each Partner, which constitutes all the holders of all the Interests. The Interests and all of the issued and outstanding equity interests in the Subsidiaries have been duly authorized and validly issued and, to the Company's Knowledge, are free and clear of any and all Encumbrances (except for federal and state securities law restrictions of general applicability and certain transfer restrictions set forth in the Limited Partnership Agreement). Except as set forth on Schedule 3.1 or as contemplated under Section 5.9(d), there are no contracts or commitments relating to the issuance, sale or transfer of any equity securities or other securities of any Acquired Company, including, without limitation, options, warrants, call rights or preemptive rights. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act of 1933 (the "Securities Act") or other state securities laws. Except as set forth on Schedule 3.1, no Acquired Company owns, or has any contract to acquire, any equity securities or other securities of any Person (other than the Acquired Companies or the Affiliated Property Owners) or any direct or indirect equity or ownership interest in any other business. Except as set forth on Schedule 3.1, or as contemplated under Section 5.9(d), there are no voting trusts, equity holder agreements or understandings in effect with respect to the voting or transfer of the Interests, or any other securities of, or equity interests in, any Acquired Company.

        Section 3.2 Organization of Acquired Companies; Authority.

          (a)  Organization of Acquired Companies. Schedule 3.2(a) contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of organization, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each equity holder and the percentage interest held by each). Each Acquired Company is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all the requisite limited liability company or partnership, as applicable, power and authority to carry on its business as now being conducted and to own, operate and lease the Properties currently owned, operated and leased by it. Each of the Acquired Companies is qualified to do business and is in good standing in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to so qualify would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as hereinafter defined). The Company has delivered to the Buyer complete and correct copies of the partnership agreements or limited liability company agreements of each of the Acquired Companies, which are in full force and effect as of the date hereof. Schedule 3.2(a) lists all current appointed and acting officers and directors of each Acquired Company on the date of this Agreement.

          (b)  Authority. The Company and each other Acquired Company has full authority, right, power and capacity to enter into each Transaction Document to which it is party and each agreement, document and instrument to be executed and delivered by or on behalf of the Company or such Acquired Company pursuant to or as contemplated by the Transaction Documents (or any of them) and to carry out the Transactions and other transactions contemplated hereby and thereby. The execution, delivery and performance by the Company and each other Acquired Company of this Agreement, the other Transaction Documents and each such other agreement, document and instrument have been duly authorized by all necessary action of the Company and each other Acquired Company, respectively, and no other action on the part of the Company or such Acquired Company, is required in connection therewith. This Agreement and each agreement, document and instrument executed or to be executed and delivered by the Company and each other Acquired Company party thereto, pursuant to or as contemplated by the Transaction Documents (or any of them) constitute, or when executed and delivered will constitute, valid and binding obligations of the Company or such Acquired Company, respectively, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies. Except as provided in Schedule 3.2(b), and except as may result from any facts or circumstances relating solely to any of the Buyer and its Affiliates (including, without limitation, its sources of financing), and assuming that all consents, approvals, authorizations and other actions set forth on Schedule 3.6 have been obtained and all filings and notifications set forth on Schedule 3.6 have been made, the execution, delivery and performance by the Company and the other Acquired Companies, as the case may be, of this Agreement, the other Transaction Documents and each such other agreement, document and instrument pursuant to or as contemplated by the Transaction Documents (or any of them).

            (i)    do not and will not violate the governing documents of any of the Acquired Companies or the Affiliated Property Owners;

            (ii)  do not and will not violate any laws of the United States, or any state or other jurisdiction applicable to any Acquired Company or Affiliated Property Owner require any Acquired Company or Affiliated Property Owner to obtain any approval, consent or waiver of, or make any filing with, any Person (governmental or otherwise) that has not been obtained or made, except for such violations as would not reasonably be expected to have a material adverse effect on any Acquired Company, Affiliated Property Owner or Property; and

            (iii)  do not and will not result in a material breach of, constitute a material default under, accelerate any material obligation under or give rise to a material right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which any Acquired Company or Affiliated Property Owner is a party or by which any of the Properties is bound or affected, or result in the creation or imposition of any material Encumbrance on any of the assets or properties of any Acquired Company or Affiliated Property Owner.

        Section 3.3 Affiliated Property Owners. Schedule 3.3 contains a complete and accurate list for each Affiliated Property Owner of its name, its jurisdiction of organization, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each equity holder that is an Acquired Company and the percentage interest held by such holders and, to the Company's Knowledge, the identity of each other equity holder and the percentage interest held by such holders). Each Affiliated Property Owner is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all the requisite limited liability company or partnership power, as applicable, and authority to carry on its business as now being conducted and to own, operate and lease the properties owned, operated and leased by it. Each of the Affiliated Property Owners is qualified to do business and is in good standing in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to so qualify would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Acquired Company is and, to the Company's Knowledge, no equity holder of an Affiliated Property Owner that is not an Acquired Company is, in default of its obligations under the partnership or limited liability company agreement or other governing document for the Affiliated Property Owner of which it is an equity holder. There are no pending capital calls or capital calls currently being contemplated in the foreseeable future with respect to any Affiliated Property Owner other than the equity required to fund (as reflected in the Budget) the development of the Property commonly known as Scottsdale 101.

        Section 3.4 Financial Statements; Undisclosed Liabilities.

          (a)  Attached hereto as Schedule 3.4 is (i) the audited consolidated balance sheet as of December 31, 2001, 2000 and 1999 and statements of income, changes in partnership equity and cash flows of the Company and its Subsidiaries for the years ended December 31, 2001, 2000 and 1999 and (ii) the unaudited consolidated balance sheet as of March 31, 2002 (the "Most Recent Balance Sheet") and statements of income, changes in partnership equity and cash flows of the Acquired Companies and the Affiliated Property Owners for the three months ended March 31, 2002 (collectively, the "Financial Statements"). Such Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as noted therein and for the fact that the unaudited financial statements may not include footnotes normally contained therein and are subject to normal year-end adjustments.

          (b)  As of the date hereof, except as set forth on Schedule 3.4, the Acquired Companies and Affiliated Property Owners have no liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (i) liabilities stated or adequately reserved against on the Most Recent Balance Sheet, (ii) liabilities that arose in the ordinary course of business after the date of the Most Recent Balance Sheet substantially consistent with past practice, (iii) liabilities resulting from routine litigation arising in the ordinary course of the Acquired Companies' or the Affiliated Property Owners' business or that are adequately covered by insurance, (iv) any liability that would not reasonably be expected to exceed $100,000 individually, and (v) liabilities under the Acquired Companies' existing contracts and agreements disclosed pursuant to Section 3.12 hereof but not required to be disclosed pursuant to GAAP.

        Section 3.5 Absence of Certain Changes. Except as set forth on Schedule 3.5 or expressly as required in any Transaction Document to be performed by any Acquired Company prior to or on the Closing Date (including, without limitation, as contemplated under Section 7.1(b) of the Sale and Contribution Agreement and Section 4.1(b) of the TWC II Sale Agreement), since March 31, 2002, the Acquired

Companies and the Affiliated Property Owners have operated only in the ordinary course of business consistent with past practice and there has not been any of the following:

          (a)  any declaration, setting aside or payment of any distribution (whether in cash, partnership interests or property) to the holders of the Interests other than distributions in the ordinary course of business consistent with past practice and the distributions contemplated by Section 2.5 hereof;

          (b)  any amendment of the Limited Partnership Agreement or other organizational or governing document of any Acquired Companies or any Affiliated Property Owners;

          (c)  any redemption, repurchase or other acquisition of any Interests by the Company or any issuance of any equity interests or other securities (including any grant or issuance of any options, call, warrants or other rights or agreements relating to such issuance) other than the Class C Interest Grant;

          (d)  any change in, or effect on, the Acquired Companies or the Affiliated Property Owners or other event, damage or destruction relating to the business of the Acquired Companies, the Affiliated Property Owners or the Properties that has had, or would reasonably be expected to have, a Material Adverse Effect;

          (e)  incurrence of material amount of indebtedness or a guarantee of a material amount of indebtedness or other liability of any unaffiliated third party by any Acquired Company or Affiliated Property Owner;

          (f)    change in the accounting methods or principles used by the Company (with respect to the assets, liabilities, financial condition or results of operations of any Acquired Company), except for such adjustments as required by GAAP, or any change in any tax method or election by any Acquired Company;

          (g)  any revaluation by any of the Acquired Companies or the Affiliated Property Owners of any of their assets, including writing off of notes or accounts receivable other than in the ordinary course of business;

          (h)  any increase in, establishment of or amendment of any Benefit Plans or Employment Agreements, other than as set forth on Schedule 3.9, or any other increase in compensation payable or to become payable to any present or former directors, officers or key employees of any Acquired Company other than in the ordinary course of business consistent with past practice;

          (i)    any sale or Encumbrance of the Properties or other assets of the Acquired Companies or the Affiliated Property Owners other than in the ordinary course of business; or

          (j)    any material obligation or liability incurred by any of the Acquired Companies or Affiliated Property Owners other than in the ordinary course of business.

        Section 3.6 Consents and Approvals.

          (a)  To the Company's Knowledge, except as set forth on Schedule 3.6, the execution, delivery and performance of the Transaction Documents to which such Acquired Company is party by any Acquired Company will not, as of the Closing Date, require any consent, approval, authorization or other action by, or filing with or notification to, any federal, state, local, or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (each, a "Governmental Authority"), except (i) the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, (ii) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not (A) delay or prevent the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or (B) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents, and (iii) as may be necessary as a result of any facts or circumstances relating solely to the Buyer (including, without limitation, its sources of financing).

          (b)  Except as set forth on Schedule 3.6, the execution, delivery and performance of the Transaction Documents to which such Acquired Company is party by any Acquired Company will neither, as of the Closing Date, require any third-party consents, approvals, authorizations or actions, nor trigger any rights of first offer or first refusal, buy/sell rights, put rights or other preferential rights in favor of third parties owning direct or indirect equity interests in Affiliated Property Owners, except (i) where the failure to obtain such consent, approval, authorization or action would not (A) delay or prevent the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or (B) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents and (ii) as may be necessary as a result of any facts or circumstances relating solely to the Buyer (including, without limitation, its sources of financing).

        Section 3.7 Litigation. To the Company's knowledge, except as set forth on Schedule 3.7, except for routine litigation arising in the ordinary course of the Acquired Companies' or the Affiliated Property Owners' business or that is adequately covered by insurance, there is no action, suit or proceeding, claim, arbitration or investigation against an Acquired Company or Affiliated Property Owner pending or, to the Company's Knowledge, threatened in writing.

        Section 3.8 Taxes.

          (a)  Except as set forth on Schedule 3.8:

            (i)    The Acquired Companies and the Affiliated Property Owners have paid or caused to be paid and will as of the Closing Date pay or cause to be paid all Taxes required to be so paid by the Acquired Companies or the Affiliated Property Owners, as applicable, prior to the Signing Date and prior to the Closing Date, have made adequate accruals, in accordance with GAAP, for all Taxes owed or accrued by the Acquired Companies or the Affiliated Property Owners, as applicable, through the date of this Agreement.

            (ii)  The Acquired Companies and the Affiliated Property Owners have timely filed or been included in, or will timely file or be included in, all Tax Returns (as hereinafter defined) required to be filed by them or in which they are required to be included with respect to Taxes for any period ending on or before the date of this Agreement and which such Tax Returns are due on or before the Closing Date, taking into account any extension of time to file granted to or obtained on behalf of the Acquired Companies or the Affiliated Property Owners, as applicable. All such filed Tax Returns are complete and accurate in all material respects.

            (iii)  Neither the Internal Revenue Service (the "IRS") nor any other Governmental Authority is asserting as of the date of this Agreement or the Closing by written notice to the Acquired Companies or the Affiliated Property Owners or, to the Company's Knowledge, is threatening in writing as of the date of this Agreement, to assert against the Acquired Companies or the Affiliated Property Owners, any deficiency, assessment or claim for any material amount of additional Taxes.

            (iv)  No federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending or, to the Company's Knowledge, threatened with regard to any Taxes or Tax Returns of any of the Acquired Companies or the Affiliated Property Owners and none of the Acquired Companies or the Affiliated Property Owners has received a written notice prior to the date of this Agreement of any actual or threatened audits or proceedings or is otherwise aware of any such audits or proceedings.

            (v)  There are no agreements, waivers or arrangements currently in effect that extend the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Acquired Companies or the Affiliated Property Owners for any taxable period, and no powers of attorney have been granted by or with respect to the Acquired Companies or the Affiliated Property Owners with respect to Taxes that are currently in force. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by the Acquired Companies or the Affiliated Property Owners that is currently in force or effect.

            (vi)  No Acquired Company or Affiliated Property Owner has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

            (vii) No Acquired Company or Affiliated Property Owner is a party to any Tax sharing, Tax indemnity or other agreement or arrangement with any Person, or has actual or potential liability for any Taxes as a result of transactions, events or undertakings occurring prior to the Closing.

            (viii)    No power of attorney granted by any Acquired Company or Affiliated Property Owner is currently in force with respect to any matter relating to Taxes of any Acquired Company.

            (ix)  There are no outstanding or pending requests for rulings, determinations, letters or similar administrative pronouncements issued (or to be issued) by a Governmental Authority with respect to Taxes that will be (or if issued would be) binding upon any of the Acquired Companies or the Affiliated Property Owners after the Closing.

            (x)  All Taxes that any Acquired Company or Affiliated Property Owner is required by law to withhold or collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and added on the books of the applicable Acquired Company or Affiliated Property Owner. Each Acquired Company and Affiliated Property Owner has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts owing to any employee, independent contractor, creditor, equity holder or other third party.

            (xi)  Except as set forth on Schedule 3.8(xi), the Acquired Companies and Affiliated Property Owners have qualified either as "partnerships" or "disregarded entities" (within the meaning of Section 301.7701-3 of the federal regulations under the Code) for federal income Tax purposes at all times during their existence and no Tax authority has asserted any position to the contrary.

          (b)  "Taxes" shall mean (i) any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, employment, unemployment, occupation, disability, service, use, license, net worth, payroll, franchise, transfer, employee, gift, recapture, estimated, alternative minimum, add-on minimum, value-added, severance, premium, profit, windfall profit, customs, duties, capital stock, stamp, registration and recording taxes, fees, charges, levies or assessments imposed by the IRS or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, and (ii) any liability of any Acquired Company for the payment of amounts with respect to any Tax described in clause (i) whether imposed by Law, contractual agreement or otherwise, including liabilities imposed as a result of being a member of an affiliated, consolidated, combined or unitary group, a transferee of or successor to any Person, or a party to any tax sharing arrangement or tax indemnity arrangement.

          "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any document, with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such, report, return, document, declaration or other information.

        Section 3.9 Employee Benefit Plans. All of the employee benefit plans and other similar programs and arrangements, including any plans or arrangements providing for "fringe benefits" or perquisites, maintained for the benefit of any current or former employee, partner, agent, officer or director or any dependents or beneficiaries of such individuals of any of the Acquired Companies (the "Benefit Plans") are listed on Schedule 3.9. With respect to such Benefit Plans, except as set forth in Schedule 3.9, (a) each Benefit Plan and any related trust intended to be qualified under Sections 401(a), 501(a) or 501(c) of the Code has been duly authorized by the appropriate board of directors or other governing body of the Company and each participating Subsidiary, is qualified in form and operation under Section 401(a) of the Code and each trust under such Benefit Plan is exempt from tax under Section 501(a) of the Code, has received a favorable determination letter from the IRS that it is so qualified and, to the Company's Knowledge, nothing has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such Benefit Plan or trust under such sections, no event has occurred that will or could subject any such Benefit Plans to tax under Section 511 of the Code, and no non-exempt prohibited transaction (within the meaning of Section 4975 of the Code) or non-exempt party-in-interest transaction (within the meaning of Section 406 of the Employee Retirement and Income Security Act of 1974, as amended ("ERISA") has occurred with respect to any of such Benefit Plans, (b) each Benefit Plan has been operated in all material respects in accordance with the terms and requirements of applicable law including requirements under ERISA and the Code (including COBRA requirements under Section 4980B of the Code), (c) none of the Acquired Companies has incurred any direct or indirect liability under, arising out of or by operation of Title I or Title IV of ERISA in connection with any Benefit Plan or other retirement plan or arrangement, and no fact or event exists that would reasonably be expected to give rise to any such liability, (d) all contributions due and payable on or before the date of this Agreement in respect of each Benefit Plan have been made in full or properly accrued and as of the Closing, neither the Acquired Companies nor the Buyer shall have or assume any material liability that is unfunded or unaccrued related to any Benefit Plan, (e) none of the Acquired Companies, and no trade or business (whether or not incorporated) that is a member of a group of which the Company or any Subsidiary is a member and which is under common control within the meaning of Section 414(b) and (c) of the Code, has ever sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), "multiple employer plan" (as defined in Section 413 of the Code) or "defined benefit plan" (as defined in Section 3(35) of ERISA) and/or Section 412 of the Code, (f) except as set forth on Schedule 3.9 and, except as otherwise required by Section 4980B of the Code and applicable state insurance laws, no Benefit Plan currently or previously maintained by the Acquired Companies provides any post-retirement health or life insurance benefits, and none of the Acquired Companies maintains any obligations to provide post-retirement health or life insurance benefits in the future, (g) all reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Benefit Plan in all material respects, (h) each Benefit Plan maintained for the benefit of any current or former employee, partner, agent, officer or director of any of the Acquired Companies is listed on Schedule 3.9 and true and complete copies of the current plan documents, summary plan descriptions, most recent determination letters from the IRS and Forms 5500 (where applicable) for each such Benefit Plan have been provided to the Buyer, (i) there are no negotiations, demands or proposals that are pending or have been made which concern matters now covered by the Benefit Plans, or that would be covered by plans, agreements or arrangements of the type described in this section and there are not pending or, to the Company's Knowledge, threatened litigation or claims (other than routine claims for benefits) against the Benefit Plans or their assets or arising out of the Benefit Plans, and (j) no benefit or amount payable or which may become payable by the Acquired Companies pursuant to any Benefit Plan, agreement or contract with any employee, shall constitute an "excess parachute payment," within the meaning of Section 280G of the Code, which is or may be subject to the imposition of any excise tax under Section 4999 of the Code or which would not reasonably be expected to be deductible by reason of Section 280G of the Code. None of the Affiliated Property Owners has any employees and, thus, has no employee benefit plans, programs and arrangements maintained for the benefit of any employees.

        Section 3.10 Properties.

          (a)  Properties. Schedule 3.10(a) sets forth a list by commonly known name and address of all real properties in which the Acquired Companies have a direct or indirect interest (collectively, the "Properties" and each, a "Property"), which Schedule indicates the Acquired Company or Affiliated Property Owner that directly owns each Property and the direct or indirect interest of the Acquired Companies in such Property and/or entity, and the type of interest (e.g., fee, leasehold, option, etc.). The Properties listed on Schedule 3.10(a) are all of the real properties in which the Acquired Companies own a direct or indirect real property interest.

          (b)  Leases. The Company has made available true and complete copies of all leases, licenses, concession agreements or other occupancy agreements with respect to the Properties as of the date of this Agreement (the "Leases") and guarantees of the obligations of the tenant under the Lease, if any, as of the date of this Agreement, (which Leases and amendments thereto are listed on Schedule 3.10(b)), and, except as listed on Schedule 3.10(b) and except for the Excluded Occupancy Agreements (as hereinafter defined), there are no other Leases in effect with respect to the Properties. The term "Leases" excludes, however, all cart, kiosk and seasonal leases with a term of six (6) months or less (the "Excluded Occupancy Agreements"). Except as disclosed on Schedule 3.10(b): (i) with respect to the applicable Acquired Company or Affiliated Property Owner, each Lease is in full force and effect, and, with respect to tenants under the Leases, to the Company's Knowledge, each Lease is in full force and effect; (ii) the Company has received no written notice or a copy of a notice from any tenant claiming that the applicable Acquired Company or Affiliated Property Owner is currently in default under its obligations as landlord under any Lease; (iii) no tenant is in default in any rent or other material monetary obligation for any period in excess of three months or, to the Company's Knowledge, any material non-monetary obligation, under its Lease; and (iv) no rent has been paid by any tenant more than one month in advance and no tenant deposits have been applied to perform tenant obligations.

          (c)  Rights to Purchase or Lease. Except as set forth on Schedule 3.10(c), no Acquired Company or Affiliated Property Owner has granted any unexpired option agreements or rights of first refusal with respect to the purchase of a Property or the lease of more than twenty-five percent (25%) of such Property or any other unexpired rights (including pursuant to purchase and sale or other similar agreements and rights of first refusal, first offer or similar rights) in favor of third persons to purchase or otherwise acquire a Property or any interest in a Property or any interest in any Acquired Company or any interest of an Acquired Company in an Affiliated Property Owner, other than such rights in Leases of out-parcels that (i) are less than two acres or improved with less than 10,000 square feet, and (ii) have a fair market value of less than $100,000.

          (d)  Reciprocal Easement Agreements. The Company has made available true and complete copies of all reciprocal easement agreements affecting the Properties. Except as disclosed on Schedule 3.10(d), (i) the Company has received no written notice or a copy of a notice from any other party to any such reciprocal easement agreement or similar agreement claiming that the Company is currently in default under its obligations thereunder, (ii) to the Company's Knowledge, no third party to any such reciprocal easement agreement or similar agreement is in default of any of its material obligations thereunder, (iii) with respect to the applicable Acquired Company or Affiliated Property Owner, each such reciprocal easement agreement or similar agreement is in full force and effect and (iv) with respect to the other parties to any such agreement, to the Company's Knowledge, such reciprocal easement agreement or similar agreement is in full force and effect.

          (e)  Condemnation. There is no currently pending condemnation proceeding with respect to any Property and, to the Company's Knowledge, the Company has not received any written notice or copy of notice from any Governmental Authority to the effect that any condemnation proceeding is contemplated in connection with any Property.

          (f)    Title Reports. The Company has made available in the Review Room the most recent title reports commissioned by the Company with respect to each of the Properties and, to the Company's Knowledge, such title reports are accurate and complete in all material respects and do not fail to list any material exception to title.

        Section 3.11 Labor and Employment Matters. Except as set forth on Schedule 3.11:

          (a)  None of the Acquired Companies is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and, to the Company's Knowledge, there is no question involving current union representation of employees of the Acquired Companies, nor do the Acquired Companies know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

          (b)  There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure pending, or, to the Company's Knowledge, threatened in writing against the Acquired Companies.

          (c)  To the Company's Knowledge, except for routine litigation arising in the ordinary course of business of any of the Acquired Companies or the Affiliated Property Owners, or that is adequately covered by insurance (or as set forth on Schedule 3.7), there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee of any of the Acquired Companies, any applicant for employment with any of the Acquired Companies or any classes of the foregoing, alleging breach of any express or implied contract of employment, any Law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct by any of the Acquired Companies in connection with the employment relationship pending or threatened in writing against the Acquired Companies.

          (d)  There is no strike, slowdown, work stoppage or lockout pending, or, to the Company's Knowledge, threatened against or involving the Acquired Companies.

          (e)  To the Company's Knowledge, the Acquired Companies Employees (as hereinafter defined) are lawfully authorized to work in the United States according to federal immigration Laws.

          (f)    Each of the Acquired Companies is in compliance in all material respects with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work, worker's compensation, non-discrimination, immigration and occupational safety and health.

          (g)  As of the date of this Agreement, there is no proceeding, claim, suit, action or governmental investigation pending or, to the Company's Knowledge, threatened in writing, with respect to which any current or former partner, officer, employee or agent of any of the Acquired Companies is claiming indemnification from any of the Acquired Companies.

        Section 3.12 Contracts and Commitments.

          (a)  Schedule 3.12 lists each of the following contracts or agreements (if any) of each of the Acquired Companies and Affiliated Property Owners:

            (i)    material management contracts with respect to the Properties;

            (ii)  all material documents evidencing or creating indebtedness for borrowed money, or giving rise to a guarantee of such indebtedness, of the Acquired Companies or of an Affiliated Property Owner relating to a Property with a remaining principal balance in excess of $100,000;

            (iii)  partnership agreements, limited liability company agreements and joint venture agreements to which any Acquired Company is a party (and having as another party any Person who is not an Acquired Company);

            (iv)  leases relating to any material personal property leased by the Acquired Companies or any Affiliated Property Owner or other real property leased by the Acquired Companies or any Affiliated Property Owner;

            (v)  all of the employment agreements between any of the Acquired Companies and any of the Acquired Companies Employees in effect as of the date hereof (the "Employment Agreements"), any severance agreement or arrangement with any Acquired Companies Employee, and all agreements pursuant to which consulting services are rendered to any Acquired Company that are likely to involve payments in excess of $100,000 per year;

            (vi)  agreements granting to any unaffiliated third party a first-refusal, first-offer or other right to purchase or acquire any of the Interests;

            (vii) agreements materially limiting or restricting the ability of any Acquired Company or any Affiliated Property Owner to enter into or engage in any geographic area or line of business other than as provided in any Leases or reciprocal easement agreements or similar agreements affecting the Properties; and

            (viii)    agreements that will not be terminated on or before the Closing, or that cannot be terminated within thirty (30) days of the Closing, between any Acquired Company and any Partner or any Partner's Affiliates (other than an Acquired Company or an Affiliated Property Owner) that commit any one or more of the Acquired Companies or Affiliated Property Owners to pay, in the aggregate, more than $40,000 per year.

            (ix)  agreements entered into since March 31, 2002 pursuant to which any Acquired Company incurred an obligation to pay any amounts in respect of indemnification obligations, purchase price adjustment or otherwise in connection with (A) any acquisition or disposition of assets, (B) merger, consolidation or other business combination, or (C) series or group of related transactions or events of a type specified in (A) or (B).

          (b)  True and complete copies of the contracts and agreements disclosed pursuant to Section 3.12 hereof have been made available to the Buyer. Except as set forth on Schedule 3.12 (i) each contract and agreement disclosed pursuant to Section 3.12 hereof is valid and binding in all material respects on the Acquired Company or Affiliated Property Owner party thereto and, to the Company's Knowledge, on the other party or other parties thereto, and is in full force and effect in accordance with its respective terms, (ii) upon consummation of the transactions contemplated by this Agreement and assuming that all consents, approvals, authorizations and other actions set forth on Schedule 3.6 have been obtained and all filings and notifications set forth on Schedule 3.6 have been made, each such contract and agreement shall continue in full force and effect in all material respects in accordance with its respective terms without penalty, acceleration of payment or other adverse consequence (including any diminution of management or other control rights with respect to the Acquired Companies or the Affiliated Property Owners, subject to "key person" provisions in agreements relating to Properties listed on Schedule 3.12), (iii) none of the Acquired Companies or Affiliated Property Owners, as applicable, is in material breach of, or material default under, any such contract or agreement, and no event exists that, but for the giving of notice or passage of time, would result in such a breach or default by the Acquired Company or Affiliated Property Owner party thereto, and (iv) to the Company's Knowledge, no other party to any such contract or agreement is in material breach thereof or material default thereunder, and no event exists that, but for the giving of notice or passage or time, would result in such a breach or default by the other party thereto.

        Section 3.13 Intellectual Property. Except as set forth on Schedule 3.13, each Acquired Company and Affiliated Property Owner owns or has the right to use all trademarks, trade names, product names, domain names, service marks, logos, patents, patent applications, trade secrets, copyrights and other intellectual property rights (including domestic and foreign registrations and applications therefore) (collectively, the "Intellectual Property Rights"), as are used in connection with the business of such Acquired Company or Affiliated Property Owner, as applicable, except where the failure to own or have the right to use such Intellectual Property Rights would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.13, to the Company's Knowledge, use of the Intellectual Property Rights by the Acquired Companies and Affiliated Property Owners (a) does not infringe any rights of any third party, and (b) none of the Acquired Companies or Affiliated Property Owners has received any written notice from any Person claiming that the rights of any Acquired Company or Affiliated Property Owner in or to the Intellectual Property Rights conflict with or infringe on the rights of any other Person.

        Section 3.14 Environmental Matters. Except as set forth on Schedule 3.14 or disclosed in the Environmental Reports (as hereinafter defined), to the Company's Knowledge, (a) the Acquired Companies and the Affiliated Property Owners are in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined), (b) there are no material Environmental Liabilities and Costs (as hereinafter defined) of the Acquired Companies, (c) there are no material Environmental Conditions (as hereinafter defined) on or related to the Properties, (d) the Company has not received any written notice during the two (2) year period prior to the date of this Agreement from any governmental agency or other third party alleging any material violation of, or noncompliance with, any Environmental Law, or requiring the removal, clean-up or remediation of any Environmental Condition, whether or not on any of the Properties, which such matter has not been resolved as of the date of this Agreement, and (e) the Company has not received written notice during the two (2) year period prior to the date of this Agreement that they are subject to any enforcement or investigatory action by any governmental agency regarding an Environmental Condition with respect to any Property, which such matter has not been resolved as of the date of this Agreement. As used herein, the terms "toxic" or "hazardous" wastes, substances or materials shall include, without limitation, all those so designated in and in any way regulated by any current Environmental Laws. The Acquired Companies have previously made available to the Buyer in the Review Room (as hereinafter defined) copies of the following written materials in their possession or control: copies of the most recent environmental audits, site assessments and documentation regarding off-site disposal of hazardous materials (collectively, the "Environmental Reports").

        For purposes of this Agreement, the following definitions shall apply:

        "Environmental Laws" shall mean all applicable federal, state and local statutes or laws, judgments, orders, regulations, licenses, permits, rules and ordinances relating to pollution or protection of health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resources Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), and other similar state and local statutes.

        "Environmental Condition" shall mean the introduction into the environment of any contaminant, pollutant, hazardous or toxic waste, substance or material (whether or not upon the Properties) at levels or in amounts in excess of applicable legal or regulatory permits, limits or standards, as a result of which the Acquired Companies or Affiliated Property Owners, with respect to this Section 3.14, (1) has or may become liable to any Person or Governmental Authority, (2) is in violation of any Environmental Law, or (3) by reason of which any of the properties or other assets of any of the Acquired Companies or Affiliated Property Owners, with respect to this Section 3.14, may suffer or be subject to any lien.

        "Environmental Liabilities and Costs" shall mean all liabilities, obligations, responsibilities, obligations to conduct cleanup, losses, damages, deficiencies, punitive damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of any necessary investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, monetary sanctions, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person or Governmental Authority, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, under any Environmental Law, or arising from Environmental Conditions, as a result of past or present ownership, leasing or operation of any properties, owned, leased or operated by the Acquired Companies or the Affiliated Property Owners with respect to Section 3.14.

        Section 3.15 Compliance with Laws; Permits.

          (a)  Except as set forth on Schedule 3.15, the Company has not received written notice and the Company otherwise has no knowledge that any of the Acquired Companies, Affiliated Property Owners or the Properties is in material violation of any applicable federal, state, local or foreign judgment, order, decree, or any material statute, law, ordinance, rule, regulation, code and any judicial or administrative interpretation thereof, or any other government or rule of law ("Law") or order of any Governmental Authority applicable to any of the Acquired Companies, the Affiliated Property Owners or the Properties. To the Company's Knowledge, the Acquired Companies and the Affiliated Property Owners have obtained all material licenses, permits and other authorizations and have taken all actions required by applicable Law in order to conduct their business as now or as previously conducted and, to the Company's Knowledge, there is no pending threat of modification or cancellation of the same.

          (b)  To the Company's Knowledge, all material agreements, easements or other rights necessary to permit the lawful use and operation of the buildings and improvements on any Property (other than parcels ground leased to third parties, as to which the Company makes no representation or warranty pursuant to this Section 3.15(b) or to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any Property have been obtained and are in full force and effect. Except as set forth on Schedule 3.15, all material work to be completed, payments to be made and financial undertakings required to be taken by any of the Acquired Companies or Affiliated Property Owners prior to the date hereof and the Closing pursuant to any contract entered into with a Governmental Authority in connection with a site approval, zoning reclassification or other similar action relating to a Property (other than parcels ground leased to third parties, as to which the Company makes no representation or warranty pursuant to this Section 3.15(b) have been paid or undertaken.

          (c)  To the Company's Knowledge, none of the Acquired Companies or Affiliated Property Owners, nor any of their respective directors, officers, agents or employees has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment or made any unlawful expenditures relating to any political activity to government officials or others. To the Company's Knowledge, none of the Acquired Companies or Affiliated Property Owners nor any of their respective directors, officers, agents or employees have accepted or received any unlawful contributions, payments, gifts or expenditures. No Acquired Company or Affiliated Property Owner has been charged with or committed, or to the Company's Knowledge, been under investigation with respect to, any violation of the Foreign Corrupt Practices Act.

        Section 3.16 Insurance. Schedule 3.16 sets forth a true and correct summary of the insurance policies held by, or for the benefit of, the Acquired Companies and the Affiliated Property Owners including the underwriter of such policies and the amount of coverage thereunder. The Acquired Companies or the Affiliated Property Owners have paid, or caused to be paid, all premiums due under such policies and are not in default with respect to any monetary obligations under such policies in any material respect. To the Company's Knowledge, each of the Acquired Companies and the Affiliated Property Owners maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Acquired Companies (taking into account the cost and availability of such insurance), except where the failure to maintain such insurance would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.16, the Company has not received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, any of the Acquired Companies or the Affiliated Property Owners or that relates to any Property.

        Section 3.17 Brokers. No broker, investment banker, financial advisor or other Person, other than Eastdil Realty Company, L.L.C., the fees and expenses of which will be paid by the Company at or prior to Closing, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions and other transactions contemplated by this Agreement based on any contacts made by the Company or any Affiliate or agent of the Company.

        Section 3.18 Disclaimer; Company's Knowledge; Disclosure; Material Adverse Effect.

          (a)  The Company does not make, and has not made, any representations or warranties relating to the Acquired Companies, the Affiliated Property Owners, the Properties, or the operations or businesses of the Acquired Companies, the Affiliated Property Owners or the businesses or operations conducted on, at or with respect to the Properties, or otherwise in connection with the transactions contemplated hereby, other than those expressly made by the Company in this Agreement or in the other agreements and instruments delivered pursuant hereto in order to consummate the Transactions. Other than as expressly set forth in any Transaction Document, the Company hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (i) the nature and condition of any Property, including, without limitation, the water, soil and geology or any other matter affecting the stability or integrity of such Property, and the suitability thereof and of any Property for any and all activities and uses that the Buyer may elect to conduct thereon, and the existence of any hazardous materials thereon, (ii) the compliance of any Property with any law, rule, regulation or ordinance to which the Property or the owner thereof is or may be subject, (iii) the condition of title to the Property or the nature and extent of any right of way, lease, license, reservation or contract, (iv) the profitability or losses or expenses relating to any Property and the businesses conducted in connection therewith, (v) the value of any Property, (vi) the existence, quality, nature or adequacy of any utility servicing any Property, (vii) the physical condition of any Property, (viii) whether any Lease will be in force or effect as to any tenant on the Closing Date or that any tenant thereunder will have performed all of its obligations thereunder through the Closing Date, and (ix) the legal or tax consequences of any Transaction Document or the Transactions and other transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, except only as expressly set forth in those representations and warranties made in Sections 3.1 through 3.17 hereof, the Company has not made, and shall not be deemed to have made, any representations or warranties in any presentation of the businesses of the Acquired Companies or the Affiliated Property Owners (including without limitation any management presentation or property or facility tour) in connection with the Transactions and other transactions contemplated hereby or by any other Transaction Document, and no statement made in any such presentation (including without limitation any management presentation or property or facility tour) shall be deemed a representation or warranty hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information, document, reports, sales brochure or other literature, maps or sketches, financial information or statements, or presentations (including without limitation any management presentation or property or facility tour), or any memoranda or offering materials including, without limitation, those certain Confidential Offering Memorandum dated March 2002 or April 2002 and any materials or information contained therein and any amendments or supplements thereto (the "Confidential Memorandum"), are not and shall not be deemed to be or to include representations or warranties of the Acquired Companies, except only as expressly set forth in those representations and warranties made in Sections 3.1 through 3.17 hereof, and the Buyer acknowledges that it has not relied and is not relying on any such estimates, projections, predictions, data, financial information, memoranda, offering materials or presentations (including, without limitation, any management presentation or property or facility tour), including, without limitation, the Confidential Memorandum. No Person has been authorized by the Acquired Companies to make any representation or warranty relating to the Acquired Companies, the Affiliated Property Owners, the Properties, the businesses of the Acquired Companies or the Affiliated Property Owners, or the businesses or operations conducted on, at or with respect to the Properties, or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by the Acquired Companies.

          (b)  Prior to the Closing Date, the Buyer will have had the opportunity to make all inspections and investigations, including a review of the materials located on the Company's Internet web site (the "Review Room") and the physical inspection contemplated in Section 2.8, concerning the Acquired Companies, the Affiliated Property Owners and the Properties which the Buyer deems necessary or desirable to protect its interest (and the interests of the other Buyer Parties) in acquiring the Acquired Companies and their respective assets.

          (c)  Whenever a representation or warranty made by the Company in any Transaction Document refers to the knowledge of the Company, or to the "Company's Knowledge," the accuracy of such representation shall be based solely on the actual knowledge of Robert L. Ward, the President and Chief Executive Officer of the Company, Robert G. Mayhall, the Chief Financial Officer of the Company, Gilbert W. Chester, Executive Vice President of the Company, John F. Rasor, Executive Vice President of the Company, and Robert B. Williams, Executive Vice President of the Company (each a "Company Knowledge Party"), and shall not be construed to refer to the knowledge of any other officer, agent, partner, member, manager or employee of the Company or of any Affiliate of the Company or to impose or have imposed upon any Company Knowledge Party any duty to investigate the matters to which such knowledge, or the absence thereof, pertains including, without limitation, the contents of any files, documents or materials made available to or otherwise disclosed to the Buyer or the contents of files maintained by any

  Company Knowledge Party. Whenever a representation provides that the Company has not received notice of a fact or event or words of similar import, the accuracy of such representation shall be based solely on the actual receipt by a Company Knowledge Party of such notice or on the receipt of such notice by another employee of the Company or an Affiliate of the Company where a Company Knowledge Party has actual knowledge that such notice has been received by such other employee of the Company or an Affiliate of the Company

          (d)  Notwithstanding anything to the contrary contained in this Agreement or in any of the schedules to the Original Agreement prepared by the Company and delivered on the Signing Date, as amended, respectively, by the supplemental schedules prepared by the Company, delivered on the date hereof and attached hereto (such Schedules, as so amended, the "Company Disclosure Schedules"), any information disclosed on one Schedule shall be deemed to be disclosed on another Schedule provided that specific cross-references are made to such other Schedule. Certain information set forth on the Company Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement (or any other Transaction Document) or that it is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, the Company. The Company has prepared the Company Disclosure Schedules in good faith and without regard to any applicable "Material Adverse Effect" or other "materiality" qualifier; provided, however, that notwithstanding such standard of preparation, nothing contained herein shall limit or otherwise qualify the standard of the representations and warranties contained in Sections 3.1 through 3.17 hereof for the purposes of determining the existence of a breach of any such representation or warranty.

          (e)  "Material Adverse Effect" shall mean any change or effect that is (individually or in the aggregate with any other changes therein or effects thereon that would be specifically addressed by a representation or warranty contained in this Agreement but for a "Material Adverse Effect" exception or qualification) materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of the Acquired Companies, taken as a whole (provided that any such change, effect, event, occurrence or state of facts that is cured prior to the Closing at the expense of such affected party shall not be considered a Material Adverse Effect), other than any such changes or effects resulting primarily from any of the following: (i) general changes in the economy or financial markets of the United States or any other region outside of the United States (other than those that would have a materially disproportionate effect, relative to other industry participants, on the Acquired Companies and the Affiliated Property Owner taken as a whole), (ii) changes in general (national, regional or local) economic, regulatory or political conditions or changes in the retail industry or retail real estate properties generally (other than those that would have a materially disproportionate effect, relative to other industry participants, on the Acquired Companies and the Affiliated Property Owners taken as a whole), (iii) changes in Law or GAAP, or (iv) this Agreement or any other Transaction Document or the Transactions or other transactions contemplated hereby, or any announcement or indication thereof, or any actions taken by the Buyer hereunder or in contemplation hereof, or any actions that the Company was required to take, hereunder, or any direct contact of the Buyer or any of its representatives with any of the tenants, joint venture partners, customers or suppliers, or potential tenants, joint venture partners, customers or suppliers, of the Acquired Companies, or any of the Acquired Companies Employees (including any departure of any such employee).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

        As a material inducement to the Acquired Companies and each Partner to enter into the Transaction Documents to which he, she or it is party and to consummate the Transactions to which he, she or it is party, the Buyer represents and warrants to the Company as follows:

        Section 4.1 Organization of the Buyer. Each of the Buyer and Macerich Galahad is a duly organized, validly existing limited partnership and in good standing under the laws of the State of Delaware and has all the requisite partnership power and authority to enter into this Agreement and the other Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the Transactions and the other transactions contemplated hereby. Each of Macerich TWC LLC and Macerich WRLP LLC is a duly organized, validly existing limited liability company and in good standing under the laws of the State of Delaware and has all the requisite company power and authority to enter into this Agreement, and the other Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. Each of Macerich, Macerich TWC II Corp. and Macerich WRLP Corp. is a duly incorporated, validly existing corporation and in good standing under the laws of the jurisdiction of its incorporation and has all the requisite, corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is party, to carry out its obligations hereunder and thereunder and to consummate the Transactions and other transactions contemplated hereby and thereby. Each Buyer Party is qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except to the extent the failure to so qualify would not, either individually or in the aggregate, have a material adverse effect on the ability of such Buyer Party to perform its obligations under this Agreement. Schedule 4.1 sets forth the class, series and, or type of each partnership interest in the Buyer and the total number of each class, series or type of interest outstanding as of the most recent available date.

        Section 4.2 Authority. Each Buyer Party has full authority, right, power and capacity to enter into each Transaction Document to which it is party and each agreement, document and instrument to be executed and delivered by or on behalf of such Buyer Party, as applicable, pursuant to or as contemplated by the Transaction Documents (or any of them) and to carry out the Transactions and the other transactions contemplated hereby and thereby to which it is party. The execution, delivery and performance by each Buyer Party of this Agreement, the other Transaction Documents and each such other agreement, document and instrument to which it is party have been duly authorized by all necessary action of such Buyer Party, as applicable, and no other action on the part of such Buyer Party is required in connection therewith. This Agreement and each agreement, document and instrument to be executed and delivered by the Buyer Parties pursuant to or as contemplated by the Transaction Documents (or any of them) constitute, or when executed and delivered will constitute, valid and binding obligations of each applicable Buyer Party, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies. Except as provided in Schedule 4.2, and except as may result from any facts or circumstances relating solely to the Acquired Companies and Affiliated Property Owners, and assuming that all consents, approvals, authorizations and other actions set forth in Section 4.3 have been obtained and all filings and notifications set forth on Schedule 4.3 have been made, the execution, delivery and performance by each Buyer Party of the other Transaction Documents and each such agreement, document and instrument to which it is party:

          (a)  do not and will not violate the terms of any organizational documents of such Buyer Party, as applicable;

          (b)  do not and will not violate any laws of the United States, or any state or other jurisdiction applicable to such Buyer Party or require such Buyer Party to obtain any approval, consent or waiver of, or make any filing with, any Person (governmental or otherwise) that has not been obtained or made, except for such violations as would not reasonably be expected to have a material adverse effect on the ability such Buyer Party to perform its obligations under this Agreement; and

          (c)  do not and will not result in a material breach of, constitute a material default under, accelerate any material obligation under or give rise to a material right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Buyer Party is a party or by which the property of such Buyer Party is bound or affected, or result in the creation or imposition of any material mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Buyer Party.

        Section 4.3 Consents and Approvals.

          (a)  To the Buyer's Knowledge, except as set forth on Schedule 4.3, the execution, delivery and performance of each Transaction Document to which such Buyer Party is a party by any Buyer Party will not, as of the Closing Date, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (i) the notification requirements of the HSR Act, if applicable, (ii) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not (A) delay or prevent the consummation of the Transactions or other transactions contemplated hereby (B) have a material adverse effect on the ability of any Buyer Party to perform its obligations under any Transaction Document, and (iii) as may be necessary as a result of any facts or circumstances relating solely to the Acquired Companies and Affiliated Property Owners.

          (b)  To the Buyer's Knowledge, except as set forth on Schedule 4.3, the execution, delivery and performance of any Transaction Document by any Buyer Party will not, as of the Closing Date, require any third-party consents, approvals, authorizations or actions, except (i) where the failure to obtain such consents, approvals, authorizations or actions would not (A) delay or prevent the consummation of the transactions contemplated by this Agreement or (B) have a material adverse effect on the ability of any Buyer Party to perform its obligations under any Transaction Document and (ii) as may be necessary as a result of any facts or circumstances relating solely to the Company.

        Section 4.4 Litigation. Except as set forth on Schedule 4.4 and except for routine litigation arising in the ordinary course of business of a Buyer Party, or to the Buyer's Knowledge that is adequately covered by insurance, there is no action, suit or proceeding, claim, arbitration or investigation pending against any Buyer Party or, to the Buyer's Knowledge, threatened, which, if adversely determined, (a) would delay or prevent the consummation of the Transactions, or (b) would be reasonably expected to have a material adverse effect on the ability of any Buyer Party to perform its obligations under any Transaction Document.

        Section 4.5 Financing. The Buyer will have available to it at the Closing, all funds necessary to consummate the Transactions and other transactions contemplated by this Agreement. The Buyer has heretofore furnished the Company with sufficient evidence, including true and complete copies of balance sheets of the Buyer and/or a financing commitment from the Buyer's third party financing sources as are attached hereto as Schedule 4.5, of its financial ability to consummate the transactions contemplated by this Agreement. The Buyer acknowledges and agrees that the Buyer's performance of its obligations under the Transaction Documents (or any of them) is not in any way contingent upon the availability of financing to the Buyer, including the closing of the financing under any financing commitment obtained by the Buyer.

        Section 4.6 Brokers. No broker, investment banker, financial advisor or other Person, other than Deutsche Bank Securities Inc., the fees and expenses of which will be paid by the Buyer, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions or other transactions contemplated by this Agreement based on any contacts made by the Buyer or any Affiliate or agent of the Buyer.

        Section 4.7 ERISA Compliance.

          (a)  None of the Buyer Parties, nor any of the "affiliates" of any of them (within the meaning of Part V(c) of Prohibited Transaction Class Exemption ("PTCE") 84-14, granted pursuant to Section 408(a) of ERISA) has, or during the immediately preceding year has exercised, the authority to appoint or terminate AEW Capital Management, L.P. ("AEW") as manager of any of the assets of any of the "Applicable Plans" identified below, or to negotiate the terms of any management agreement with AEW (including renewals or modifications thereof) on behalf of any such Applicable Plan. None of the Buyer Parties is "related" to AEW within the meaning of Parts I(d) and V(h) of PTCE 84-14. For purposes of this Section 4.7, the "Applicable Plans" are the plans that participate in either the Telephone Real Estate Equity Trust or the Harbor Capital Group Trust for Defined Benefit Plans.

        Section 4.8 Buyer's Knowledge; Disclosure.

          (a)  Whenever a representation or warranty made by the Buyer in any Transaction Document refers to the knowledge of the Buyer, or to the "Buyer's Knowledge," the accuracy of such representation shall be based solely on the actual knowledge of the following officers of Macerich: Arthur M. Coppola, President and Chief Executive Officer, Edward C. Coppola, Executive Vice President, Thomas E. O'Hern, Chief Financial Officer, Treasurer and Executive Vice President, and Richard A. Bayer, General Counsel, Secretary and Executive Vice President (each a "Buyer Knowledge Party") and shall not be construed to refer to the knowledge of any other officer, agent, partner or employee of the Buyer or of any Affiliate of the Buyer or to impose or have imposed upon any Buyer Knowledge Party any duty to investigate the matters to which such knowledge, or the absence thereof, pertains including, without limitation, the contents of any files, documents or materials made available to or otherwise disclosed to the Company or the contents of files maintained by any Buyer Knowledge Party. Whenever a representation provides that the Buyer has not received notice of a fact or event or words of similar import, the accuracy of such representation shall be based solely on the actual receipt by a Buyer Knowledge Party of such notice or on the receipt of such notice by another employee of the Buyer or an Affiliate of the Buyer where a Buyer Knowledge Party has actual knowledge that such notice has been received by such other employee of the Buyer or an Affiliate of the Buyer.

          (b)  Notwithstanding anything to the contrary contained in this Agreement or in any of the schedules to the Original Agreement prepared by the Buyer and delivered on the Signing Date, as amended, respectively, by the supplemental schedules prepared by the Company, delivered on the date hereof and attached hereto (such Schedules, as so amended, the "Buyer Disclosure Schedules"), any information disclosed on one Schedule shall be deemed to be disclosed on another Schedule provided that specific cross-references are made to such other Schedule. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Buyer in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, the Buyer. The Buyer has prepared the Buyer Disclosure Schedules in good faith and without regard to any applicable "materiality" qualifier; provided, however, that notwithstanding such standard of preparation, nothing contained herein shall limit or otherwise qualify the standard of the representations and warranties contained in Sections 4.1 through 4.7 hereof for the purposes of determining the existence of a breach of any such representation or warranty.

        Section 4.9 Certain Tax Matters. Each of Macerich Galahad, Macerich TWC II LLC and Macerich WRLP LLC has qualified either as a "partnership" or a "disregarded entity" (within the meaning of

Section 301.7701-3 of the federal regulations under the Code), and each of Macerich TWC II Corp. and Macerich WRLP Corp. has qualified as a "Qualified REIT Subsidiary" (within the meaning of Section 856(i) of the Code) for federal income Tax purposes at all times during its existence.

ARTICLE V
CERTAIN COVENANTS AND AGREEMENTS OF THE BUYER AND THE COMPANY

        Section 5.1 Conduct of Business Prior to Closing.

          (a)  The Company covenants and agrees that, between the Signing Date and the Closing Date, it shall use commercially reasonable efforts to cause the Acquired Companies and the Affiliated Property Owners to operate in the ordinary course of business, consistent with past practice and substantially consistent with the Company's annual budget and business plan for 2002 (the "Budget"), which are attached as Schedule 5.1(a) hereto, except as otherwise provided in the Transaction Documents (or any of them).

          (b)  In furtherance and not in limitation of the foregoing, the Company covenants and agrees that, except as described in Schedule 5.1(b), the Acquired Companies will not, and the Company will use commercially reasonable efforts to cause the Affiliated Property Owners to not, from the Signing Date to the Closing, except as provided in any Transaction Document or with the consent of the Buyer, which consent shall not be unreasonably withheld, take any of the following actions:

            (i)    Make any purchase, sale or disposition (or trigger any contractual rights with respect to the purchase, sale or disposition) of any property or interest therein (other than easements and similar grants in the ordinary course of business), with a purchase price in excess of $200,000 individually or $2,000,000 in the aggregate, except as provided in the Budget and provided that all proceeds remain in one of the Acquired Companies or Affiliated Property Owners, as the case may be, and are not distributed pursuant to Section 2.5, (other than the proceeds of transactions described in Schedule 5.1(b), which will be distributed pursuant to Section 2.5) or mortgage, pledge, subject to a voluntary lien or otherwise voluntarily encumber (except for statutory mechanics', carriers', suppliers' workmen's or repairmen's liens) any of the Properties or other material assets, except for any such Encumbrance which, by its terms, will be terminated or otherwise be extinguished at or prior to the Closing;

            (ii)  Incur any material contingent liability as a guarantor or otherwise with respect to the obligations of others, or incur any other material contingent or fixed obligations or liabilities, other than in the ordinary course of business and draws on existing commitment facilities;

            (iii)  Make any change or incur any obligation to make a change to the Company's certificate of limited partnership, the Limited Partnership Agreement or in the rights and obligations of any outstanding Interests or to the partnership agreement, operating agreement or other organizational documents governing any other Acquired Company or any Affiliated Property Owner;

            (iv)  Make any change in the compensation payable or to become payable to any of the Acquired Companies Employees, agents or independent contractors who receive total annual compensation of $100,000 or more, other than as contemplated in the Budget or otherwise in the ordinary course of business consistent with past practice or in accordance with the existing terms of contracts entered into prior to the Signing Date;

            (v)  Amend, modify or terminate any contract or agreement disclosed pursuant to Section 3.12(a) hereof except in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement;

            (vi)  Change in any material respect, any accounting principles, policies or practices used by it relating to the Acquired Companies, except for (A) the write-off (if any) of goodwill, and (B) any change required by reason of a concurrent change in GAAP and notice of which is given in writing by the Company to the Buyer;

            (vii) Merge or consolidate with or agree to merge or consolidate with, nor purchase or agree to purchase all or substantially all of the assets of, or otherwise acquire, any other party, or cause a dissolution or terminate the existence of any Acquired Company or Affiliated Property Owner;

            (viii)  Authorize for issuance, issue, sell or deliver any additional equity of any Acquired Company or any Affiliated Property Owner or any securities or obligations convertible into equity of any Acquired Company or any Affiliated Property Owner or issue or grant any option, warrant or other right to purchase any equity of any Acquired Company or any interest of an Acquired Company in any Affiliated Property Owner, or make any capital call (other than the capital call referenced in Section 3.3 hereof) with respect to any Affiliated Property Owner, unless obligated to do so and excluding the issuance of Class C Interests contemplated under Section 5.9(d) hereof;

            (ix)  Assign, transfer, convey or grant an Encumbrance on any equity held by any of the Acquired Companies in any other Acquired Company or any Affiliated Property Owner;

            (x)  Modify, amend or alter any existing credit facilities in a manner materially adverse to the Company, or increase the amount that can be borrowed under any construction loan, the obligations with respect to which will remain with any Acquired Company or Affiliated Property Owner after the Closing Date. (For the avoidance of doubt, the lender consent amendments to the credit facilities listed on Schedule 5.1(b)(x), true and correct copies of each of which amendments have been provided to the Buyer, are expressly permitted hereunder);

            (xi)  Cause a material default by an Acquired Company or Affiliated Property Owner under any existing material agreement or contract of such Acquired Company or Affiliated Property Owner;

            (xii) Execute or otherwise enter into any construction or development agreement requiring a payment in excess of $200,000 except as otherwise provided in the Budget;

            (xiii)  Take any affirmative action, or affirmatively fail to take any action, necessary to maintain in all material respects all material permits, licenses and authorizations required by applicable Law for the operation of the Acquired Companies, the Affiliated Property Owners and the Properties as currently operated;

            (xiv) Enter into or modify in any material respect any Lease demising more than 10,000 square feet or any reciprocal easement agreement or similar agreement affecting a Property;

            (xv) Agree to any imposition of any Encumbrance on any of the Interests;

            (xvi) Take any action that would cause any present employees of any of the Acquired Companies to become unavailable (other than in the ordinary course of business) or that would materially and adversely affect the goodwill of any suppliers or customers of the Acquired Companies or Affiliated Property Owners;

            (xvii)  Make any new elections with respect to Taxes or change any current elections with respect to Taxes that affect any of the Acquired Companies or Affiliated Property Owners, other than taxable REIT subsidiary elections made concurrently with the Closing, at the direction of the Buyer;

            (xviii)  Settle any litigation or claim involving an uninsured liability in excess of $250,000 (other than the Specified Litigation);

            (xix) Enter into any agreement or understanding that would prohibit, restrict or interfere with the transactions contemplated in this Agreement or the other Transaction Documents;

            (xx) Fail to maintain in full force and effect all insurance coverage listed on Schedule 3.16, except where such failure is caused by default or failure of the insurers;

            (xxi) Use the proceeds of any construction loan for any purpose other than the construction of the applicable Property under development, or for tenant allowances for such Property, as provided in the Budget;

            (xxii)  Agree or make any commitment to take any of the actions prohibited by this Section 5.1; and

            (xxiii)  Take any affirmative action, or affirmatively fail to take any action, that could result in any Acquired Company or Affiliated Property Owner currently classified as a "partnership" or "disregarded entity" (within the meaning of Section 301.7701-3 of the federal regulations under the Code) for federal income Tax purposes becoming taxable as a corporation or as a publicly traded partnership taxable as a corporation for federal income Tax purposes.

          (c)  The Buyer covenants and agrees that, between the date hereof and the Closing Date, each of Macerich Galahad, Macerich TWC II LLC and Macerich WRLP LLC will not take any affirmative action, or affirmatively fail to take any action, that could result in any such entity currently classified either as a "partnership" or a "disregarded entity" (within the meaning of Section 301.7701-3 of the federal regulations under the Code), and each of Macerich TWC II Corp. and Macerich WRLP Corp. will not take any affirmative action or affirmatively fail to take any action, that could result in any such entity currently classified as a "Qualified REIT Subsidiary" (within the meaning of Section 856(i) of the Code) for federal income Tax purposes becoming taxable as a corporation for federal income Tax purposes.

        Section 5.2 Access to Information.

          (a)  From the Signing Date until the Closing Date, upon reasonable advance notice, the Company shall, and shall cause each Subsidiary and each of their respective Representatives (as hereinafter defined) to, (i) afford the Representatives of the Buyer reasonable access, during normal business hours, to the books and records of the Acquired Companies and to those Representatives of the Acquired Companies who have material, relevant knowledge pertaining to the Properties or the Acquired Companies or the Affiliated Property Owners including, without limitation, access to enter upon and perform the physical and environmental inspections on the Properties contemplated by Section 2.8 hereof, (ii) provide any addition financial statements that may be required by the Buyer or its Affiliates to comply with the reporting requirements of the SEC under Regulations S-K and S-X, and cause its independent public accountants to cooperate in providing an opinion with respect to the Financial Statements and any additional audited financial statements the Buyer may require for such purposes, and (iii) furnish to the Representatives of the Buyer such additional financial and operating data (which data shall include, subject to clause (D) of the proviso below, monthly financial statements prepared in accordance with GAAP on the same basis as the Financial Statements and such other financial and operating data as is provided to the Company's management on a monthly basis) and such other information regarding the Acquired Companies as the Buyer may from time to time reasonably request; provided, however, that (A) such investigation shall not unreasonably interfere with any of the businesses or operations of the Acquired Companies or the Affiliated Property Owners, (B) the Buyer Parties shall not, prior to the Closing Date, have any contact whatsoever with respect to the Acquired

  Companies or the Affiliated Property Owners or with respect to the transactions contemplated by this Agreement with any partner, lender, ground lessor, tenant (included ground lessees), vendor or supplier of the Acquired Companies, except in consultation with the Company and then only with the express prior approval of the Company, which shall not be unreasonably withheld, (C) all requests by the Buyer for access or information pursuant to this Section 5.2(a) shall be submitted or directed exclusively to an individual or individuals to be designated by the Company, and (D) the Company shall not be required to deliver periodic financial information other than consistent with past practice, which, in the case of any Property, consists of monthly financial statements and, in the case of any Affiliated Property Owner, consists of quarterly financial statements. The Buyer Parties shall not be permitted to conduct any invasive tests on any Property without the Company's prior written consent, which shall not be unreasonably withheld. The Buyer Parties (other than Macerich) agree to indemnify the Acquired Companies and the Affiliated Property Owners from and against any and all Losses suffered by the Acquired Companies and the Affiliated Property Owners as a result of any physical or environmental damage or injury to persons caused by any Buyer Party during the conduct of the investigations and inspections contemplated hereby (it being understood that such indemnity shall not apply to discovery by any Buyer Party of any existing matters if the discovery thereof imposes liability on the Company or any other indemnified party).

          (b)  In order to facilitate the resolution of any claims made by or against or incurred by the Partners after the Closing in respect of their ownership of the Acquired Companies or for any other reasonable purpose, for a period of seven (7) years following the Closing, the Buyer shall, and shall cause the other Buyer Parties and the Acquired Companies and the Affiliated Property Owners to, (i) retain the books and records of the Buyer, the other Buyer Parties and the Acquired Companies or the Affiliated Property Owners, as the case may be, and their operations for periods prior to the Closing and which shall not otherwise have been retained by the Partners and (ii) upon reasonable notice, afford the Representatives of any Partner reasonable access (including the right to make photocopies, at the expense of such Partner), during normal business hours, following reasonable notice thereof, to such books and records.

        Section 5.3 Confidentiality. Subject to the requirements of applicable Law and the requirements of any securities exchange on which a party's securities may be listed, and except as may be disclosed in a press release consented to in writing by both parties in accordance with Section 5.6, from the Signing Date until the Closing, the parties hereto will, and will instruct each of their respective Affiliates, associates, partners, employees, directors, officers, agents, counsel, auditors, investment bankers, representatives and advisors (the "Representatives") to, (a) hold in strict confidence all such information as is confidential or proprietary, (b) use such information only in connection with the consummation of the Transactions and, (c) if this Agreement is terminated in accordance with its terms, will deliver promptly to the party initially providing such confidential information (or destroy and certify to such other party the destruction of) all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control. Each party hereto agrees that money damages would not be a sufficient remedy for any breach of this Section 5.3 by the other party hereto or any of its Representatives, and that, in addition to all other remedies, such non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each such party further agrees to waive and to use its best efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Each party agrees to be responsible for any breach of this Section 5.3 by any of its Representatives. Nothing contained in this Section 5.3 shall affect, modify or otherwise limit the respective agreements and other obligations of the Buyer, on the one hand, and the Company, on the other, contained in that certain Confidentiality Agreement dated as of March 4, 2002 or any other agreement of a party with respect to the confidentiality of information relating to the Acquired

Companies or the Properties (collectively, the "Confidentiality Agreement"), which Confidentiality Agreement shall remain in full force and effect.

        Section 5.4 Regulatory and Other Authorizations; Consents.

          (a)  The Company shall use its reasonable best efforts to obtain (or cause the Acquired Companies or Affiliated Property Owners, as applicable, to obtain) the authorizations, consents, orders and approvals listed on Schedule 3.6, and the Buyer shall cooperate fully with the Company in promptly seeking to obtain all such authorizations, consents, orders and approvals.

          (b)  The Buyer shall use its commercially reasonable efforts to assist the Company in obtaining the consents of third parties listed in Schedule 3.6, including (i) providing to such third parties such financial statements and other financial information as such third parties may reasonably request, and (ii) executing agreements to effect the assumption of such agreements on or before the Closing Date effective from and after the Closing Date.

        Section 5.5 Further Action. Each of the parties hereto shall use its respective reasonable best efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required to carry out the provisions of each Transaction Document and consummate and make effective the Transactions and the other transactions contemplated by the Transaction Documents.

        Section 5.6 Press Releases. The parties hereto will, and will cause each of their Affiliates to, maintain the Transaction Documents confidential and will not, and will cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to any Transaction Document, the Transactions or the other transactions contemplated hereby without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, that nothing herein will prohibit the Company or the Buyer from issuing or causing publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by Law or the rules of any applicable self-regulatory organization, in which event such party will use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

        Section 5.7 No Solicitation.

          (a)  Unless and until this Agreement shall have been terminated in accordance with its terms, the Company agrees and covenants that the Company shall not, and shall direct and use its reasonable best efforts to cause its Representatives not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer, or negotiate or enter into any agreement (or provide any information that would facilitate any such proposal or offer) with respect to a merger, acquisition or similar transaction involving the purchase of the Acquired Companies or the Acquired Companies interests in Affiliated Property Owners, all or substantially all of the Properties or all or substantially all of the Interests, or any other transaction that would prevent, frustrate or make impossible the consummation of the transactions contemplated by this Agreement. Upon receiving any such proposal or offer, or any request for information, the Company shall promptly notify the Buyer.

          (b)  From the Signing Date until the earlier of the Closing or one year from the date of this Agreement, the Buyer shall not, and use its reasonable best efforts to ensure that its Representatives do not, directly or indirectly, (i) solicit for employment or employ any officer, employee or consultant of any of the Acquired Companies or the Affiliated Property Owners, (ii) encourage, induce or attempt to induce any officer, employee or consultant of any of the Acquired Companies or the Affiliated Property Owners to terminate his or her employment or consulting relationship with any of the Acquired Companies or Affiliated Property Owners, as

  applicable, (iii) interfere with the business or operations of any of the Acquired Companies or Affiliated Property Owners, or (iv) take or fail to take any actions that would reasonably be expected to adversely affect the Acquired Companies' or Affiliated Property Owners' business, tenants or joint venture partners relationships with its tenants or joint venture partners or goodwill.

        Section 5.8 Tax Returns.

          (a)  Subject to Section 5.8(b) hereof, the Buyer shall timely and properly prepare and file, or cause to be prepared and filed, on or before the due date or any extension thereof all Tax Returns required to be filed by the Company with respect to taxable periods ending on or before the Closing Date. The parties agree that the Cash Awards payable to the employees pursuant to Section 5.9(d) hereof shall be a compensation deduction by the Company with respect to the period ending on the Closing Date as specified in the instructions with respect to such payments delivered by the Company or the Partners pursuant to Section 5.9(d) hereof. Any Taxes due by the Acquired Companies shown on such returns attributable to periods ending on or before the Closing Date, to the extent that sufficient cash to pay such liability has not been retained by the Company pursuant to an accrued tax liability, shall be subject to Section 7.2. The income of the Acquired Companies will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Acquired Companies as of the end of the Closing Date.

          (b)  Treasury Form 1065 for the Company and each of its Subsidiaries for calendar year 2002, or any portion of such year up to the Closing Date, shall be prepared by the Buyer substantially in accordance with past methods and practices of the Company and its Subsidiaries by no later than thirty (30) days prior to the due date for such return (including any extension of such due date). A draft of such return shall be submitted to each of the Partners holding Class A Interests and a representative of the Partners holding Class B Interests for review and comment, which comments must be submitted to the Buyer no later than ten (10) days prior to the due date for such return (including any extension of such due date). The Buyer shall take into consideration any comments received in finalizing such returns but shall not be bound to adopt any such comments. After the Closing, the Partners shall, and shall cause their respective Affiliates to, cooperate fully with the Buyer in connection with any tax investigation or audit relating to the Acquired Companies. Any information obtained pursuant to this Section 5.8 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to taxes shall be subject to Section 5.3 hereof.

          (c)  The Buyer and the Company shall agree, on or prior to the Closing Date, on the allocation of the total consideration being paid by the Buyer (including the assumption of liabilities) among all of the Properties and other assets of the Acquired Companies and Affiliated Property Owners.

        Section 5.9 Employee Matters.

          (a)  Employees.

            (i)    The Buyer shall ensure that all persons who were employed by the Acquired Companies immediately preceding the Closing Date, including those on vacation, leave of absence or disability (the "Acquired Companies Employees"), will remain employed in a comparable position on and immediately after the Closing Date for such period of time as determined by the Buyer, at not less than the same base rate of pay and bonus opportunity.

            (ii)  To the extent permissible under applicable law and to the extent that service is relevant for purposes of eligibility and vesting under any employee benefit plan, program or arrangement established or maintained by the Buyer (other than benefit accrual under any defined benefit pension plan) following the Closing Date for the benefit of Acquired

    Companies Employees, at such time as any employee benefit plan, program or arrangement is made available to Acquired Companies Employees, such plan, program or arrangement shall credit such employees for service on or prior to the Closing Date that was recognized by the Acquired Companies for purposes of employee benefit plans, programs or arrangements (including vacation policies) maintained by any of them. In addition, with respect to any welfare benefit plan (as defined in Section 3(1) of ERISA) established or maintained by the Buyer following the Closing Date for the benefit of Acquired Companies Employees, the Buyer shall use reasonable best efforts to request its insurer to waive any pre-existing condition exclusions and provide that any covered expenses incurred during the 2002 plan year on or before the Closing Date by an Acquired Company Employee or by a covered dependent shall be taken into account for purposes of satisfying applicable deductible coinsurance and maximum out-of-pocket provisions after the Closing Date.

            (iii)  The Buyer agrees that either the Buyer or the Acquired Companies will make COBRA continuation coverage available to individuals who are COBRA qualified beneficiaries under the Benefit Plans immediately prior to the Closing Date.

          (b)  Employee Benefits. Following the Closing Date, the Buyer shall provide the Acquired Companies Employees with benefits that are no less favorable, in the aggregate, to the benefits provided under the Benefit Plans as in effect immediately prior to the Closing Date, except to the extent described in (c) below.

          (c)  Other Employee Benefits. From and after the Closing Date, the Buyer shall and will cause the Acquired Companies to honor in accordance with their terms (i) all of the Employment Agreements, including without limitation all obligations to make severance payments provided in such employment agreements; and (ii) all of the severance agreements or arrangements between any of the Acquired Companies and the Acquired Companies Employees in effect as of the date hereof and listed on Schedule 3.12; and the Buyer will not, and will not cause any of the Acquired Companies to, challenge the validity of any obligation of any of the Acquired Companies under any such severance agreements or arrangements and employment agreements. The Buyer and the Acquired Companies acknowledge and agree that the Company Sale constitutes a "Change in Control" as defined in the Employment Agreements, the Westcor Realty Limited Partnership 1998 Management Incentive Compensation Plan, as amended (the "1998 Incentive Plan") and the Westcor Realty Limited Partnership 1998 Phantom Equity Participation Plan (the "1998 Equity Plan").

          (d)  Management Plans.

            (i) Awards. With respect to the 1998 Plans, the parties acknowledge and agree that, as a result of the consummation of the Transactions, all Awards will be fully earned, subject to the following sentence. At or prior to the Closing, the Company or Westcor Partners, L.L.C. shall make adequate provision (including, without limitation, appropriately funding the Holdback Escrow pursuant to Section 2.5(b)) for the payment of each Award (other than such portion of any Awards under the 1998 Equity Plan converted into Class C Interests in the Class C Interests Grant as contemplated in the following clause (d)(ii), if any) (such Awards, the "Cash Awards") to each Participant (other than any Equity Consenting Participant to the extent of the conversion of his or her Award into Class C Interests in the Class C Interests Grant, if any) such that payment of the Cash Awards shall occur as soon as practicable following the Closing and a verification of financial results. Payment for all Cash Awards shall be funded through an escrow account established by the Partners (the "Holdback Escrow"), and the Partners agree that, as between the Partners and the Buyer, the Partners shall be liable for such payment. The Buyer agrees to grant (or cause the applicable Buyer Party to grant) the Partners and their Representatives reasonable access following the Closing (upon reasonable notice) to the books and records of the Company relating to pre-Closing periods solely for the purpose of conducting the verification of financial results necessary prior to payment of the Awards. Solely as a matter of administrative convenience, the Buyer agrees that, upon the receipt of notice from the Indemnification Representative, the payment of all or a portion of the Cash Awards (as specified in such notice) shall be processed through the Buyer's payroll as compensation payments following the Closing, and the Partners shall severally (pro rata in accordance with their Interests), and not jointly, indemnify the Buyer Parties for any Losses that the Buyer incurs with respect to the payment or non-payment of, or any claim related to, any Cash Award. The Buyer Parties' right to indemnification pursuant to this Section 5.9 shall not be subject to any time limitation, Threshold Amount or Maximum Amount provided in Article VII, and the Buyer Parties shall not be obligated to seek payment from the Indemnification Escrow Amount, or be limited by the funds remaining in the Indemnification Escrow Amount for the avoidance of doubt, the provisions of Section 7.2(c)-(g) and the final sentence of Section 7.2(h) shall be applicable to claims under this Section 5.9. The Indemnification Representative shall provide to the escrow agent responsible for the Holdback Escrow, which shall then provide to the Buyer, information as to the amount of the Award payable to each Participant, including the amount of all required tax withholdings, and Buyer's sole responsibility is to process such payments pursuant to the instructions.

            (ii)  Grants. Prior to the Closing and following delivery of a Consent and Indemnification Agreement executed by the Equity Consenting Participants, the Company may, in its discretion, grant to each Equity Consenting Participant the number of Class C Interests set forth on Exhibit A to the Consent and Indemnification Agreement with respect to such Equity Consenting Participant (each such grant, a "Class C Interests Grant"). The Partners hereby agree, and TWC and the Company hereby acknowledge, that the TWC II Purchase Price shall be reduced to the Adjusted TWC II Purchase Price, as set forth in Section 2.1(d) hereof, in consideration for the assumption by the Buyer of its obligations with respect to the Class C Interests. For the avoidance of doubt, the Company shall have no obligation to make the Class C Interest Grant.

          (e)  Indemnity. Anything in this Agreement to the contrary notwithstanding, the Buyer hereby agrees to indemnify the Partners and their respective Affiliates against and hold the Partners and their respective Affiliates harmless from any and all Losses arising out of or otherwise in respect of (i) any claim made or arising after the Closing by any Acquired Companies Employee against the Partners or any of their respective Affiliates for any severance or termination benefits pursuant to the provisions of the severance arrangements and employment agreements disclosed on Schedule 3.12, (ii) any action taken after the Closing by the Buyer with respect to any plan (including any Benefit Plan), (iii) any claim for payments or benefits by Acquired Companies Employees or their beneficiaries under any Benefit Plan arising after the Closing, and (iv) any failure of the Buyer to discharge its obligations under this Article V (but excluding (A) the Partners' several obligations to fund and pay the Cash Awards in accordance with Section 5.9(d)(i) hereof, and to indemnify the Buyer Parties for any claims with respect to such Cash Awards, and (B) any claim by any Equity Consenting Participant with respect to the conversion of all or any portion of an Award into Class C Interests, or the issuance of Class C Interests).

          (f)    No Third Party Beneficiaries. No provision contained in this Agreement shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of any Acquired Company in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever.

        Section 5.10 Conveyance Taxes; Costs. The Buyer shall be liable for and shall hold the Company and the Partners harmless against any transfer, value added, excise, stamp, recording, registration and any similar Taxes that become payable in connection with the transactions contemplated hereby. Notwithstanding the foregoing, the Partners severally (pro rata in accordance with their Interests), and not jointly, shall be liable for and hold the Buyer Parties harmless against certain city, county, municipal or local conveyance Taxes (the "Municipal Taxes") to the extent such Municipal Taxes are actually incurred; provided that the Buyer Parties (a) shall timely prepare, or cause to be prepared, any Tax Returns with respect to such Municipal Taxes (or any transaction giving rise or purportedly giving rise to such Municipal Taxes) required to be filed by applicable Law, in each case, in form and substance reasonably satisfactory to the Company and the Indemnification Representative, on behalf of the Partners, and otherwise cooperate in good faith with the Company and the Indemnification Representative, as the case may be, in such preparation of such Tax Returns, (b) shall timely file, or cause to be filed, such Tax Returns with the appropriate Governmental Authorities, and (c) shall otherwise cooperate in good faith with the Company and the Indemnification Representative in the preparation and filing of such Tax Returns; provided further that (1) the Buyer Parties shall promptly notify the Indemnification Representative of any notice of a proposed assessment or claim in an administrative, judicial or other proceeding that, if determined adversely to the taxpayer, would be grounds for indemnification under this sentence, and (2) the Indemnification Representative (on behalf of the Partners), at its option, shall have the right to defend any administrative, judicial or other proceeding in such manner as it may deem appropriate with respect to such claimed Municipal Taxes. The Buyer Parties' right to indemnification pursuant to this Section 5.10 shall not be subject to any time limitation, Threshold Amount or Maximum Amount provided in Article VII, and the Buyer Parties shall not be obligated to seek payment from the Indemnification Escrow Amount, or be limited by the funds remaining in the Indemnification Escrow Amount. For the avoidance of doubt, the provisions of Sections 7.2(c)-(g) and the final sentence of 7.2(h) shall be applicable to claims under this Section 5.10. The inclusion of this Section 5.10 is not an admission by any party hereto that any Acquired Company, Affiliated Property Owner, Property or any party hereto, or any Transaction, is subject to any Municipal Tax or to any other Tax liability related thereto.

        Section 5.11 Existing Partnership Indemnification Rights. Subject to applicable Law and the rules of any securities exchange on which the Buyer's securities may be listed, the Buyer agrees to honor and to continue in full force and effect all rights to exculpation and indemnification existing in favor of, and all limitations on the personal liability of, the general partner, the limited partners and the members of the "management committee" (as such term is used in the Limited Partnership Agreement) of the Company and each of their respective Representatives as of the Closing (the "Indemnified Persons") provided for in the Limited Partnership Agreement as in effect as of the date hereof, including without limitation the provisions of Sections 8.4 and 8.5 of the Limited Partnership Agreement, with respect to matters occurring prior to and through the Closing, and specifically including the transactions contemplated hereby, for a period of six (6) years from the Closing; provided, however, that all rights to indemnification in respect of any claims (each, a "Claim") asserted or made within such period shall continue until the disposition of such Claim. Following the Closing, the Buyer shall not, and shall not permit the Company to, amend or modify the certificate of limited partnership or limited partnership agreement of the Company if the effect of such amendment or modification would be to lessen or otherwise adversely affect the exculpation or indemnification rights of such Indemnified Persons or limitation of liability of such Indemnified Persons as provided therein. In the event that the Company transfers all or substantially all of its properties and assets to any Person or Persons in one or a series of transactions (whether by merger, sale of equity interests, sale of assets or other legal structure), then and in each such case, proper provision shall be made so that the transferee of such properties or assets shall assume the obligations of the Company under this Section 5.11. This Section 5.11 is intended to benefit each of the Indemnified Persons and their respective heirs, successors, assigns and personal representatives, each whom shall be entitled to enforce the provisions hereof and, notwithstanding anything in this Agreement to the contrary, each of whom shall be deemed and is expressly made third party beneficiaries under and with respect to this Agreement.

        Section 5.12 Notice of Certain Facts. From the Signing Date until the Closing, each party shall promptly notify and inform the other of any material variance or incorrect statement in the representations and warranties contained in Article III of this Agreement or Article VI of the Sale and Contribution Agreement discovered by such party or its Representatives, and shall use commercially reasonable efforts to remedy the same. Upon reasonable notice to the other party, either party may supplement its Schedules to this Agreement from time to time prior to the Closing with respect to any matter that, if existing or occurring at or prior to the Closing Date, would have been required to be set forth on such party's schedules or that is necessary to complete or correct any information contained in any representation or warranty made by such party, provided that any such supplement shall not serve to cure any breach of or inaccuracy in a representation or warranty previously made by the disclosing party, and shall not be deemed or construed as a waiver of the non-disclosing party's rights with respect to any such breach or inaccuracy.

        Section 5.13 Resolution of Certain Litigation. The Partners shall severally (pro rata in accordance with their Interests), and not jointly, indemnify the Buyer Parties against Losses incurred by the Buyer Parties following the Closing that are related to and arise out of that certain litigation matter referenced in Item A.1. on Schedule 3.7 (the "Specified Litigation"). The Buyer Parties' right to indemnification pursuant to this Section 5.13 shall not be subject to any time limitation, Threshold Amount or Maximum Amount provided in Article VII, and the Buyer Parties shall not be obligated to seek payment from the Indemnification Escrow Amount, or be limited by the funds remaining in the Indemnification Escrow Amount. For the avoidance of doubt, the provisions of Sections 7.2(c)-(g) and the final sentence of Section 7.2(h) shall be applicable to claims for indemnity under this Section 5.13. Notwithstanding the foregoing, this Section 5.13 (and the Partners' obligations hereunder) shall terminate and be of no further force and effect in the event that the Company, at any time, settles the Specified Litigation without ongoing obligations of or restrictions on any Acquired Company or Affiliated Property Owner or the Specified Litigation is dismissed with prejudice by, or the subject of a final non-appealable order of, a court of competent jurisdiction. The inclusion of this Section 5.13 is not an admission by any party hereto that any Acquired Company, Affiliated Property Owner, Property or any party hereto, is subject to any liability to any third party whatsoever with respect to the Specified Litigation.

ARTICLE VI
CONDITIONS TO CLOSING

        Section 6.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Transactions and the other transactions contemplated under the Transaction Documents shall be subject to the satisfaction or waiver (in writing), at or prior to the Closing, of each of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto (but only to the extent that such matter is a precondition to the obligations of such waiving party), to the extent permitted by applicable law:

          (a)  Governmental Approval. The Buyer Parties and the Company shall have timely obtained from each Governmental Authority all approvals, waivers and consents listed on Schedule 6.1 hereto (the "Required Approvals"); and

          (b)  No Order. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the transactions contemplated by this Agreement for the Closing illegal or otherwise restraining or prohibiting consummation of such transactions, or that would reasonably be expected to have a Material Adverse Effect. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable best efforts to have such injunction or other order lifted.

          (c)  General Partnership Interest Restructuring. The transactions contemplated under Section 7.1(b) of the Sale and Contribution Agreement and Section 4.1(b) of the TWC II Sale Agreement shall have been consummated in accordance with the terms thereof and of the Limited Partnership Agreement and the TWC Limited Partnership Agreement, respectively.

        Section 6.2 Conditions to Obligations of the Company, TWC, TWC II and the Partners. The obligations of the Company and each Partner to consummate the Transactions shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

          (a)  Representations and Warranties. Each of the representations and warranties of the Buyer Parties contained in any Transaction Document that are qualified as to materiality shall be true and correct in all respects and all other representations and warranties of the Buyer Parties contained in any Transaction Document shall be true and correct in all material respects, in each case on and as of the Closing Date, with the same effect as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of the applicable Transaction Document (in which case such representations and warranties shall be true and correct as of such date), in all cases without giving effect to any supplement to the Buyer Disclosure Schedules; and the Company shall have received a certificate dated as of the Closing Date executed by a duly authorized officer of each Buyer Party certifying to such effect, although such certificate shall give full effect to any supplement to the Buyer Disclosure Schedules;

          (b)  Covenants. All covenants contained in any Transaction Document to be performed or complied with any Buyer Party on or before the Closing shall have been performed or complied with in all material respects, and the Company shall have received a certificate dated as of the Closing Date executed by duly authorized officer of each Buyer Party certifying to such effect, although such certificate shall give full effect to any supplement to the Buyer Disclosure Schedules;

          (c)  Consents. The Buyer and other Buyer Parties, as applicable, shall have received those material consents to the transactions contemplated hereby listed on Schedule 6.2 hereto;

          (d)  Legal Opinion. The Company shall have received from counsel to the Buyer Parties an opinion substantially in the form of Exhibit D attached hereto addressed to the Company, TWC, TWC II and the Partners and dated as of the Closing Date.

          (e)  Secretary's and General Partner's Certificates. The Company shall have received a certificate from each of the secretary (or general partner or managing member, as applicable) of each Buyer Party, dated as of the Closing Date, certifying as to such entity's respective organization documents, the incumbency of its respective officers or other signatories and the resolutions adopted by (or similar authorizing action taken), with respect to such Buyer Party, the board of directors and stockholders, if applicable, (or similar bodies, respectively).

          (f)    Indemnification Escrow Agreement. The Buyer shall have entered into the Indemnification Escrow Agreement.

          (g)  Deposits. The Buyer and the Company shall have delivered joint written instructions to the Escrow Agent directing it to deliver the Signing Deposit into the Adjustment Escrow Amount and the Inspection Deposit into the Indemnification Escrow Amount and the Escrow Agent shall have complied with such instructions.

          (h)  Pre-Closing Distribution. The Pre-Closing Cash Distributions shall have occurred in accordance with Section 2.5 hereof.

          (i)    Assignment of TWC II Partnership Interests. The applicable Buyer Parties shall have executed and delivered the assignment and assumption of partnership interests contemplated under Sections 3.2(a) and 3.2(b) of the TWC II Sale Agreement.

          (j)    Assignment of Interests. The applicable Buyer Parties shall have executed and delivered the assignment and assumption with respect to each Partner's Interest contemplated under Section 6.2(a) of the Sale and Contribution Agreement.

          (k)  Registration Rights Agreement. The Buyer shall have entered into the registration rights agreement contemplated under Section 6.2(f) of the Sale and Contribution Agreement.

          (l)    Preferred Units; Preferred Stock. The Buyer Partnership Agreement Amendment shall have been duly adopted and shall be in full force and effect, and Macerich shall have filed with the State Department of Assessments and Taxation of the State of Maryland the articles supplementary contemplated under Section 6.2(g) of the Sale and Contribution Agreement (and the Buyer shall have delivered a certificate to such effect).

          (m)  Tax Matters Agreement. The Buyer shall have entered into the tax matters agreement contemplated under Section 6.2(e) of the Sale and Contribution Agreement.

        Section 6.3 Conditions to Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Transactions shall be subject to the satisfaction or waiver by the applicable Buyer Party, at or prior to the Closing, of each of the following conditions:

          (a)  Representations and Warranties. Each of the representations and warranties of the Company and the Partners contained in any Transaction Document that are qualified as to materiality shall be true and correct in all respects and all other representations and warranties of the Company and the Partners contained in any Transaction Document shall be true and correct in all material respects, in each case on and as of the Closing Date, with the same effect as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of the applicable Transaction Document (in which case such representations and warranties shall be true and correct as of such date), in all cases without giving effect to any supplement to the Company Disclosure Schedules; and the Buyer shall have received a certificate dated as of the Closing Date executed by the general partner of the Company certifying to such effect, although such certificate shall give full effect to any supplement to the Company Disclosure Schedules.

          (b)  Covenants. All covenants contained in the Transaction Documents to be performed or complied with by the Company and the Partners on or before the Closing shall have been performed or complied with in all material respects, and the Buyer shall have received a certificate dated as of the Closing Date executed by the general partner of the Company certifying to such effect, although such certificate shall give full effect to any supplement to the Company Disclosure Schedules.

          (c)  Consents. The Company shall have received those material consents to the transactions contemplated hereby listed on Schedule 6.3 hereto (such consents, collectively, the "Company Consents").

          (d)  Legal Opinion. The Buyer Parties shall have received from counsel to the Company an opinion substantially in the form of Exhibit E attached hereto addressed to the Buyer Parties dated as of the Closing Date; provided, however, that if the opinions set forth in such Exhibit E with respect to any Partner (a "Partner Opinion") cannot be so delivered at such time as all other conditions to Closing have been satisfied (or, if applicable, are capable of being satisfied) or waived, the Buyer Parties shall nevertheless be obligated to consummate the Transactions as provided herein and in the other Transaction Documents except that, notwithstanding Sections 2.2 and 3.3 of the Sale and Contribution Agreement, the Partner with respect to whom or to which such Partner Opinion could not be so delivered shall not be entitled to receive, and the Buyer Parties (and any of them) shall have no obligation to deliver, such Partner's Per Interest Price or such Partner's Preferred Units Amount, if any, until (and then, in such case, promptly, but not later than one (1) Business Day following) the date the Buyer receives such Partner Opinion.

          (e)  Secretary's Certificate. The Buyer shall have received in sufficient copies for the Buyer Parties a certificate from the secretary of each of the Company, TWC, TWC II and Eastrich dated as of the Closing Date, certifying as to such Person's organization documents, the incumbency of its officers or other signatories and the resolutions adopted by the management committee of the Company or, in the case of Eastrich, by its board of directors.

          (f)    Indemnification Escrow Agreement. The Indemnification Representative, on behalf of the Partners, shall have entered into the Indemnification Escrow Agreement.

          (g)  Deposits. The Buyer and the Company shall have delivered joint written instructions to the Escrow Agent directing it to deliver the Signing Deposit into the Adjustment Escrow Amount and the Inspection Deposit into the Indemnification Escrow Amount and the Escrow Agent shall have complied with such instructions.

          (h)  No MAE. No event or occurrence shall have occurred that individually or in the aggregate shall have had or would reasonably be expected to have a Material Adverse Effect.

          (i)    Funding of Awards. After giving effect to any transfer to the Holdback Escrow pursuant to Section 2.5(b) hereof, funds sufficient to pay all Cash Awards under the 1998 Plans shall be in escrow and available for disbursement to participants of each such plan in accordance with Section 5.9 hereof.

          (j)    Termination of Contracts with Interested Persons. The Company and the Partners shall have terminated, without further liability or obligation to any Acquired Company, the contracts and agreements with Affiliates listed on Schedule 6.3(j) hereto.

          (k)  Funding Escrows. Each of the Escrow Amounts shall have been funded as set forth in Section 2.5(b).

          (l)    Assignment of TWC II Partnership Interests. The Company shall have executed and delivered the assignment and assumption of the limited partnership and interests in TWC II contemplated under Section 3.2(a) of the TWC II Sale Agreement, and TWC shall have executed and delivered the assignment and assumption of the general partnership interest in TWC II contemplated under Section 3.2(b) of the TWC II Sale Agreement.

          (m)  Assignment of Interests. Each of the Partners shall have executed and delivered the assignment and assumption with respect to such Partner's Interest contemplated under Section 6.2(a) of the Sale and Contribution Agreement, and each Investing Partner shall have executed and delivered such Investing Partner's Election Form and an "accredited investor" questionnaire, in each case duly completed and executed by such Investing Partner.

          (n)  Registration Rights Agreement. Each Investing Partner shall have entered the registration rights agreement contemplated under Section 6.2(f) of the Sale and Contribution Agreement.

          (o)  Tax Matters Agreement. The Buyer and each Investing Partner shall have entered into the tax matters agreement contemplated under Section 6.2(e) of the Sale and Contribution Agreement.

          (p)  FIRPTA Compliance/Power of Attorney. The Buyer shall have received from each Partner (i) a certificate (executed in duplicate) in the form requested by the Buyer to comply with Section 1445 of the Code, and (ii) a copy of any power of attorney pursuant to which any Transaction Document has been executed.

          (q)  Class C Interest Grants. If the Company makes the Class C Interests Grant as contemplated under Section 5.9(d)(ii), the Company shall have made such Class C Interests Grant in accordance with the Limited Partnership Agreement and the Consent and Indemnification Agreement, which shall have been duly executed and delivered by each Equity Consenting Participant prior to the consummation of any such Class C Interests Grant.

ARTICLE VII
INDEMNIFICATION

        Section 7.1 Survival.

          (a)  Subject to the limitations and other provisions of this Agreement, and the other Transaction Documents, the representations and warranties of the parties hereto contained in this Agreement or any other Transaction Document (including, without limitation, of each Partner contained in the Sale and Contribution Agreement) shall survive the Closing and shall remain in full force and effect, until the close of business on the date that is one year from the Closing Date. There shall be no limitation as to time for any claims (i) based on fraud or intentional misrepresentation, or (ii) with respect to Sections 2.6(c), 5.9(d), 5.10 and 5.13 hereof.

          (b)  Subject to the limitations and other provisions of this Agreement and the other Transaction Documents, each covenant and agreement of the parties hereto contained herein shall survive the Closing and shall remain in full force and effect until (i) the close of business on the date that is one year from the Closing Date, or (ii) if specified herein, until the end of the applicable period specified elsewhere in this Agreement or another Transaction Document, as the case may be, with respect to such covenant or agreement.

        Section 7.2 Indemnification by the Partners.

          (a)  The Partners agree, subject to the other terms and conditions of this Agreement, and the other Transaction Documents, to severally (pro rata in accordance with their Interests), but not jointly, indemnify the Buyer and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Buyer Indemnified Party") against and hold them harmless from all Losses arising out of (i) the breach of, or inaccuracy in, any representation or warranty of the Company, TWC, TWC II or the Partners contained in this Agreement, in any other Transaction Document, or in any certificate, instrument or other document or agreement delivered by or on behalf of the Company or the Partners to the Buyer pursuant to Section 6.3 of this Agreement, (ii) any breach of or failure to perform any covenant or agreement of the Company or the Partners contained herein, in any other Transaction Document or in any such certificate, instrument, document or agreement and (iii) any indemnity obligations of any Acquired Company or Affiliated Property Owner contained in any Company Consent. Notwithstanding anything to the contrary contained in this Article VII, but subject to the last sentence of this Section 7.2, no claim may be asserted nor any action commenced against the Partners for breach of any representation, warranty or covenant by the Company or the Partners contained herein or in any other Transaction Document, unless written notice of such claim or action (a "Claim Notice") is received by the Indemnification Representative on or prior to the date on which the representation, warranty or covenant on which such claim or action is based ceases to survive in accordance with Section 7.1 (the "Indemnification

  Cut-Off Date"), and such claim or action arose on or prior to the Indemnification Cut-Off Date, in which case such representation, warranty or covenant, and the Buyer Indemnified Party's right to indemnification hereunder will survive as to such claim until such claim has been finally resolved in accordance with the terms of this Article VII. Such Claim Notice shall contain (A) a description and the amount (the "Claimed Amount") of any Losses incurred or reasonably expected to be incurred by the Buyer Indemnified Party, (B) a statement that the Buyer Indemnified Party is entitled to indemnification under this Article VII for such Losses and a reasonable explanation of the basis therefor and (C) a demand for payment in the amount of such Losses. The Buyer Indemnified Party must also deliver a copy of such Claim Notice to the Escrow Agent simultaneously with delivery of the Claim Notice to the Indemnification Representative. The Partners shall severally (pro rata in accordance with their Interests), and not jointly, indemnify the Buyer Indemnified Parties pursuant to this Section 7.2 notwithstanding any investigation made at any time or on behalf of any party hereto; provided that the Partners shall not be obligated to indemnify the Buyer with respect to a breach of, or inaccuracy in, a representation or warranty to the extent that a Buyer Knowledge Party had actual knowledge of the existence of such breach or inaccuracy on or before the Closing Date.

          (b)  The indemnification obligations of the Partners pursuant to Section 7.2 shall not be effective until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 7.2 exceeds Five Million Dollars ($5,000,000) (the "Threshold Amount") and then the Partners shall be liable for Losses from the first dollar, without regard to the Threshold Amount; provided that the Threshold Amount shall not apply to any claim arising under Section 2.6(c), 5.9(d), 5.10 or 5.13 hereof. The indemnification obligations of the Partners pursuant to Section 7.2 shall be effective only until the aggregate dollar amount paid in respect of the Losses indemnified against under Section 7.2 equals Twenty Million Dollars ($20,000,000) (the "Maximum Amount") for all Losses; provided that the Maximum Amount shall not apply to any Losses based on any claim of fraud or intentional misrepresentation, or arising under Section 2.6(c), 5.9(d), 5.10 or 5.13 hereof.

          For purposes of this Section 7.2(b), in computing such individual or aggregate amounts of claims, the amount of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Buyer Indemnified Parties from any third party with respect thereto shall be deducted from each such claim. A Buyer Indemnified Party shall exhaust all of its remedies against applicable insurers, indemnitors or contributors prior to seeking indemnification hereunder. The amount of Losses otherwise recoverable under this Section 7.2 shall be adjusted to the extent to which any federal, state, local or foreign tax liabilities or benefits are realized by the Buyer Indemnified Parties primarily by reason of any Loss or indemnity payment hereunder.

          (c)  A Buyer Indemnified Party shall give the Person or Persons designated as the representative or representatives of the Partners with respect to post-closing matters under Article II and this Article VII hereof (the "Indemnification Representative") written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which such Buyer Indemnified Party may request indemnification hereunder or as to which the Threshold Amount may be applied as soon as is practicable and in any event within thirty (30) days of the time that such Buyer Indemnified Party learns of such claim, assertion, event or proceeding and such notice shall describe in reasonable detail (to the extent known by the Buyer Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that any delay in notifying the Indemnification Representative shall not affect rights to indemnification hereunder except to the extent that the Partners are materially prejudiced by such failure or incur additional costs or liability as a result. The Indemnification Representative shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at the expense of the Partners. If the Indemnification Representative

  elects to cause the Partners to assume the defense of any such claim or proceeding, the Indemnification Representative shall keep the Buyer Indemnified Party advised as to the status of such suit or proceeding and defense thereof and shall consider in good faith recommendations made by the Buyer Indemnified Party with respect thereto. The Buyer Indemnified Party may participate in such defense, but in such case the expenses of the Buyer Indemnified Party shall be paid by the Buyer Indemnified Party. The Buyer Indemnified Party shall provide the Indemnification Representative with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with and assist the Indemnification Representative in the defense or settlement thereof. If the Indemnification Representative elects to direct the defense of any such claim or proceeding, the Buyer Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnification Representative consents in writing to such payment or unless the Indemnification Representative, subject to the last sentence of this Section 7.2(c), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Partners is entered against the Buyer Indemnified Party for such liability. If the Indemnification Representative fails to defend or if, after commencing or undertaking any such defense, the Indemnification Representative fails to prosecute or withdraws from such defense, the Buyer Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Partner's expense. If the Buyer Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 7.2(c) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Buyer Indemnified Party shall give the Indemnification Representative prompt written notice thereof, and the Indemnification Representative shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding. Notwithstanding the foregoing, the Partners shall not be bound by any determination of a proceeding so defended or any compromise or settlement effected without the consent of the Indemnification Representative (which consent may not be unreasonably withheld or delayed).

          (d)  Within twenty (20) Business Days after delivery of a Claim Notice by a Buyer Indemnified Party, the Indemnification Representative shall deliver to the Buyer Indemnified Party a written response (the "Response") in which the Indemnification Representative shall: (i) agree that the Buyer Indemnified Party is entitled to receive all of the Claimed Amount (in which case, the Indemnification Representative and the Buyer Indemnified Party shall deliver to the Escrow Agent, within three (3) Business Days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer an amount of cash out of the Indemnification Escrow Amount, to the extent available, equal to the Claimed Amount), (ii) agree that the Buyer Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case, the Indemnification Representative and the Buyer Indemnified Party shall deliver to the Escrow Agent, within three (3) Business Days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer an amount of cash out of the Indemnification Escrow Amount, to the extent available, equal to the Agreed Amount) or (iii) dispute that the Buyer Indemnified Party is entitled to receive any of the Claimed Amount. If, in the Response, the Indemnification Representative disputes its liability for all or part of the Claimed Amount, the Indemnification Representative and the Buyer Indemnified Party shall follow the procedures set forth below for the resolution of such dispute (a "Dispute").

          During the fifteen (15) day period following the delivery of a Response that reflects a Dispute, the Indemnification Representative and the Buyer Indemnified Party shall use good faith efforts to resolve the Dispute. If the Buyer Indemnified Party and the Indemnification Representative should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum as joint instructions and shall distribute the amount of cash specified in such memorandum out of the Indemnification Escrow Amount in accordance with the terms thereof.

          (e)  The Indemnification Representative shall have full power and authority on behalf of the Partners to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Partners under this Article VII or with respect to each Partner's interest in the Indemnification Escrow Amount. The Indemnification Representative shall initially be, and each Partner does hereby appoint, a committee comprised of Robert G. Gifford and Russ Lyon, Jr. (with Alison Husid and Robert L. Ward also authorized to act in Mr. Gifford's and Mr. Lyon's place, respectively) to act and represent such Partner as its Indemnification Representative as provided herein and in the other Transaction Documents. Such committee may be changed by the holders of a majority in interest of the Interests from time to time upon not less than ten (10) days' prior written notice to the Buyer. The Indemnification Representative may resign upon thirty (30) days' notice to the parties to this Agreement. No bond shall be required of the Indemnification Representative, and the Indemnification Representative, and shall receive no compensation for his services. Notices or communications to or from the Indemnification Representative shall constitute notice to or from the Partners. The Indemnification Representative shall be given reasonable access to information about the Buyer and the reasonable assistance of the Buyer's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Indemnification Representative shall treat confidentially and not disclose any nonpublic information from or about the Buyer to anyone (except on a need to know basis to individuals who agree to treat such information confidentially or in connection with any legal proceeding). Notwithstanding anything in this Agreement to the contrary, the Indemnification Representative shall incur no liability with respect to any action taken or suffered by him in connection with the execution of his duties hereunder, except for liability resulting from his own gross negligence or willful misconduct.

          (f)    The Buyer hereby acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the Transaction Documents, the Transactions and any other transaction contemplated by this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII and its sole and exclusive source for the satisfaction of such obligations shall be the Indemnification Escrow Amount, except for any claims based on fraud or intentional misrepresentation or arising under Section 2.6(c), 5.9(d), 5.10 or 5.13 hereof.

          (g)  The Partners shall have no liability under any provision of any Transaction Document for any consequential, exemplary or punitive damages or any multiple of damages or diminution in value. The Buyer shall take all commercially reasonable steps to mitigate Losses for which indemnification may be claimed pursuant to this Section 7.2 upon and after becoming aware of any event that would reasonably be expected to give rise to any such Losses.

          (h)  The Buyer hereby acknowledges and agrees that the Partners are not jointly liable under this Section 7.2 and that each Partner is liable only for damages, in the aggregate, up to, but not exceeding, the percentage of the Indemnification Escrow Amount to which such Partner would be entitled if the entire Indemnification Escrow Amount were distributed to the Partners, and such Indemnification Escrow Amount shall serve as the sole and exclusive remedy for satisfaction of such Partner's obligations pursuant to this Article VII, subject to Section 7.2(f) hereof. There shall be no right of contribution between and among the Partners with respect to their indemnification obligations under this Article VII, except as expressly agreed in writing among the Partners (or any of them).

Any liability for indemnification under this Section 7.2 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

        Section 7.3 Indemnification by the Buyer.

          (a)  The Buyer agrees, subject to the other terms and conditions of this Agreement and the other Transaction Documents to indemnify the Partners and their respective Affiliates, officers, directors, employees, agents, successors and assigns (each a "Partners Indemnified Party") against and hold them harmless from all Losses arising out of (i) the breach of, or inaccuracy in, any representation or warranty of any Buyer Party contained in this Agreement, any other Transaction Document, or in any certificate, instrument or other document or agreement delivered by or on behalf of any Buyer Party to the Company or any Partner pursuant to Section 6.2 of this Agreement or under any other Transaction Document, and (ii) any breach of or failure to perform any covenant or agreement of any Buyer Party contained herein, in any other Transaction Document, or in any such certificate, instrument, document or agreement delivered by or on behalf of any Buyer Party pursuant to this Agreement. Anything in Section 7.1 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against the Buyer for breach of any representation, warranty or covenant contained herein, unless a Claim Notice is received by the Buyer on or prior to the Indemnification Cut-Off Date relating to the representation, warranty or covenant on which such claim or action is based and such claim or action arose on or prior to such Indemnification Cut-Off Date, in which case such representation, warranty or covenant will survive as to such claim until such claim has been finally resolved. Such Claim Notice shall contain (A) a description and the Claimed Amount of any Losses incurred or reasonably expected to be incurred by the Partners Indemnified Party, (B) a statement that the Partners Indemnified Party is entitled to indemnification under this Article VII for such Losses and a reasonable explanation of the basis therefor and (C) a demand for payment in the amount of such Losses. The Buyer shall be obligated to indemnify the Partners Indemnified Parties pursuant to this Section 7.3(a) notwithstanding any investigation made at any time or on behalf of any party hereto; provided that the Buyer shall not be obligated to indemnify the Partners with respect to a breach of, or inaccuracy in, a representation or warranty to the extent that a Company Knowledge Party had actual knowledge of the existence of such breach or inaccuracy on or before the Closing Date.

          (b)  The indemnification obligations of the Buyer pursuant to Section 7.3(a) shall not be effective until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 7.3(a) exceeds the Threshold Amount, and then only to the extent such aggregate amount exceeds the Threshold Amount. The indemnification obligations of the Buyer pursuant to Section 7.3(a) shall be effective only until the aggregate dollar amount paid in respect of the Losses indemnified against under Section 7.3(a) equals the Maximum Amount for all Losses; provided that the Maximum Amount shall not apply to any Losses based on any claim of fraud or intentional misrepresentation. For purposes of this Section 7.3(b), in computing such individual or aggregate amounts of claims, the amount of any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the Partners Indemnified Parties from any third party with respect thereto shall be deducted from each such claim. The amount of Losses otherwise recoverable under this Section 7.3 shall be adjusted to the extent any federal, state, local or foreign tax liabilities or benefits are realized by the Partners Indemnified Parties primarily by reason of any Loss or indemnity payment hereunder.

          (c)  A Partners Indemnified Party shall give the Buyer written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which such Partners Indemnified Party may request indemnification hereunder or as to which the Threshold Amount may be applied as soon as is practicable and in any event within thirty (30) days of the time that such Partners

  Indemnified Party learns of such claim, assertion, event or proceeding and such notice shall describe in reasonable detail (to the extent known by the Partners Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that any delay in notifying the Buyer shall not affect rights to indemnification hereunder except to the extent that the Buyer is materially prejudiced by such failure or incurs additional costs or liability as a result. The Buyer shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If the Buyer elects to assume the defense of any such claim or proceeding, the Buyer shall keep the Partners Indemnified Party advised as to the status of such suit or proceeding and defense thereof and shall consider in good faith recommendations made by the Partners Indemnified Party with respect thereto. The Partners Indemnified Party may participate in such defense, but in such case the expenses of the Partners Indemnified Party shall be paid by the Partners Indemnified Party. The Partners Indemnified Party shall provide the Buyer with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with and assist the Buyer in the defense or settlement thereof. If the Buyer elects to direct the defense of any such claim or proceeding, the Partners Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Buyer consents in writing to such payment or unless the Buyer, subject to the last sentence of this Section 7.3(c), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Buyer is entered against the Partners Indemnified Party for such liability. If the Buyer fails to defend or if, after commencing or undertaking any such defense, the Buyer fails to prosecute or withdraws from such defense, the Partners Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Buyer's expense. If the Partners Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 7.3(c) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then such Partners Indemnified Party shall give the Buyer prompt written notice thereof and the Buyer shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding. Notwithstanding the foregoing, the Buyer shall not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which consent may not be unreasonably withheld or delayed).

          (d)  Within twenty (20) Business Days after delivery of a Claim Notice by a Partners Indemnified Party, the Buyer shall deliver to the Indemnification Representative a Response in which the Buyer shall: (i) agree that the Partners Indemnified Party is entitled to receive all of the Claimed Amount (in which case, the Buyer shall, within three (3) Business Days following the delivery of the Response, distribute to the Partners Indemnified Party an amount of cash equal to the Claimed Amount), (ii) agree that the Partners Indemnified Party is entitled to receive the Agreed Amount (in which case, the Buyer shall, within three (3) Business Days following the delivery of the Response, distribute to the Partners Indemnified Party an amount of cash equal to the Agreed Amount) or (iii) dispute that the Partners Indemnified Party is entitled to receive any of the Claimed Amount. If, in the Response, the Buyer disputes its liability for all or part of the Claimed Amount, the Buyer and the Partners Indemnified Party shall follow the procedures set forth below for the resolution of such Dispute.

          During the fifteen (15) day period following the delivery of a Response that reflects a Dispute, the Buyer and the Partners Indemnified Party shall use good faith efforts to resolve the Dispute. If the Partners Indemnified Party and the Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the Buyer shall, within three (3) Business Days, distribute the amount of cash specified in such memorandum in accordance with the terms thereof.

          (e)  From and after the Closing, the Partners' sole and exclusive remedy with respect to any and all claims relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII, except for any claims based on fraud or intentional misrepresentation.

          (f)    The Buyer shall have no liability under any provision of this Agreement for any consequential, exemplary or punitive damages or any multiple of damages or diminution in value. The Partners shall take all reasonable steps to mitigate Losses for which indemnification may be claimed pursuant to this Agreement upon and after becoming aware of any event that could reasonably be expected to give rise to any such Losses.

Any liability for indemnification under this Section 7.3 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

        Section 8.1 Termination. This Agreement may be terminated:

          (a)  at any time prior to the Closing, by the mutual written consent of the Company and the Buyer;

          (b)  by the Company, if the Closing shall not have occurred on or prior to October 31, 2002; provided, however, that none of the Company, TWC, TWC II or any Partner is then in breach of any representation, warranty or covenant or other agreement contained herein that would cause the Company, TWC, TWC II or any Partner to be unable to satisfy the conditions to the Buyer Parties' performance set forth in Section 6.3 hereof;

          (c)  by the Buyer, if the Closing shall not have occurred on or prior to October 31, 2002; provided, however, that no Buyer Party is then in breach of any representation, warranty, covenant or other agreement contained herein that would cause any Buyer Party to be unable to satisfy the conditions to the Company's performance set forth in Section 6.2 hereof;

          (d)  by the Company (provided that none of the Company, TWC, TWC II or any Partner is then in breach of any representation, warranty, covenant or other agreement contained herein that would cause the Company, TWC, TWC II or any Partner to be unable to satisfy the conditions to the Buyer Parties' performance set forth in Section 6.3 hereof), upon written notice to the Buyer, upon a material breach of any representation, warranty or covenant of any Buyer Party as the case may be, contained in any Transaction Document, provided that such breach is not capable of being cured within thirty (30) days after the giving of notice thereof by the Company to the Buyer, as the case may be;

          (e)  by the Buyer (provided that no Buyer Party is then in breach of any representation, warranty, covenant or other agreement contained herein that would cause any Buyer Party to be unable to satisfy the conditions to the Company's performance set forth in Section 6.2 hereof), upon written notice to the Company, upon a material breach of any representation, warranty or covenant of any of the Company, TWC, TWC II or any Partner contained in any Transaction Document, provided that such breach is not capable of being cured within thirty (30) days after the giving of notice thereof by the Buyer to the Company; or

          (f)    by the Buyer upon delivery of the Termination Notice in accordance with Section 2.8 hereof.

        Section 8.2 Effect of Termination.

          (a)  In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement, the TWC II Sale Agreement and the Sale and Contribution Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or thereto to any other party hereto or thereto, as applicable, with respect to the matters contained herein or therein, as applicable, except that (i) the Company shall be entitled to receive the Signing Deposit from the Escrow Agent and (ii) as set forth in Sections 3.17, 4.6 and 5.3 hereof, and Articles VII and VIII hereof, provided, however, that nothing herein shall relieve either party from liability for any willful breach hereof, except as provided in Section 8.2(b) hereof.

          (b)  Upon termination of this Agreement by the Company pursuant to Section 8.1(b) or 8.1(d), (i) except as expressly provided in the Escrow Agreements, there shall be no liability hereunder or under any other Transaction Document on the part of any party hereto or thereto, as the case may be, except as set forth in Sections 3.17, 4.6 and 5.3 hereof, and Article VIII hereof, and (ii) the Company shall deliver a copy of its written termination notice to the Escrow Agent and the Escrow Agent shall deliver the Physical Inspection Deposit and any income actually earned on the Physical Inspection Deposit to the Company in accordance with the Deposit Escrow Agreement. Notwithstanding anything to the contrary contained herein or in the Deposit Escrow Agreement or any other Transaction Document, the parties hereto hereby acknowledge and agree that the release of the Signing Deposit pursuant to Section 8.2(a) and the Physical Inspection Deposit pursuant to this Section 8.2(b) is intended to be, and shall be construed as, liquidated damages for a breach, and shall serve as the sole and exclusive remedy at law or in equity for the Company and the Partners, except for any obligations of the Buyer Parties (or any of them) to indemnify the Company pursuant to the final sentence of Section 5.2(a) hereof. The parties have agreed that, other than for any indemnification of the Company by the Buyer Parties under such Section 5.2(a), the Company's actual damages in the event of a termination of this Agreement, the TWC II Sale Agreement and the Sale and Contribution Agreement would be extremely difficult or impracticable to determine. After negotiation, the parties have agreed that, considering all of the circumstances existing on the date of this Agreement, the amount of the Deposits is a reasonable estimate of the damages that the Company and the Partners would incur in the event of a termination of this Agreement and the other Transaction Documents, other than for any Loss for which the Buyer Parties has expressly agreed to indemnify the Company pursuant to the final sentence of Section 5.2(a) hereof.

          (c)  Upon termination by the parties pursuant to Section 8.1(a), or upon termination of the Buyer pursuant to Section 8.1(c), 8.1(e) or 8.1(f), the Buyer shall deliver a copy of a termination notice to the Escrow Agent and the Escrow Agent shall deliver the Physical Inspection Deposit and any income actually earned on the Deposits to the Buyer. Notwithstanding anything to the contrary contained herein or in the Deposit Escrow Agreement, the parties hereby acknowledges and agree that the release of the Physical Inspection Deposit pursuant to this Section 8.2(c) is not intended to be, and shall not be construed as, liquidated damages for a breach, and that such remedy is cumulative and shall not prevent the assertion by the Buyer of any other rights or the seeking of any other remedies against the Company for such breach.

          (d)  Upon termination of this Agreement (and, automatically thereupon, the TWC II Sale Agreement and the Sale and Contribution Agreement) for any reason, the party terminating Agreement shall deliver a copy of such termination notice to the Escrow Agent and the Escrow Agent shall deliver the Signing Deposit.

        Section 8.3 Waiver. At any time prior to the Closing, the Buyer Parties, on the one hand, and the Company and its Affiliates, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any document delivered by such other party pursuant hereto or (c) waive compliance with any of the agreements of such other party or conditions to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

ARTICLE IX
GENERAL PROVISIONS

        Section 9.1 Notices. Except as otherwise specifically provided herein, all notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given upon delivery if delivered personally or one Business Day after it is sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as specified by like notice):

  If to the Company, TWC or TWC II:
  Westcor Realty Limited Partnership
  11411 North Tatum Boulevard
  Phoenix, AZ 85028
  Attention: Robert G. Mayhall

  With a copy to:

  AEW Capital Management, L.P.
  World Trade Center East
  Two Seaport Lane
  Boston, MA 02210-2021
  Attention: Jay Finnegan
                    Robert Gifford

  Goodwin Procter LLP
  Exchange Place
  Boston, MA 02109
  Attention: Laura C. Hodges Taylor, P.C.
                    Christopher B. Barker, P.C.

  If to any Partner, at such Partner's address set forth on Exhibit A hereto;

  If to any Buyer Party:
  Richard A. Bayer, Esq.
  The Macerich Company
  401 Wilshire Boulevard, Suite 700
  Santa Monica, California 90401

  With a copy to:

  Frederick B. McLane, Esq.
  O'Melveny & Myers LLP
  400 South Hope Street
  Los Angeles California 90071
  If to the Indemnification Representative:

  Management Committee
  c/o AEW Capital Management, L.P.
  World Trade Center East
  Two Seaport Lane
  Boston, MA 02210-2021
  Attention: Jay Finnegan
                    Robert Gifford

  Goodwin Procter LLP
  Exchange Place
  Boston, MA 02109
  Attention: Laura C. Hodges Taylor, P.C.
                    Christopher B. Barker, P.C.

  With a copy to:
  Westcor Realty Limited Partnership
  11411 North Tatum Boulevard
  Phoenix, AZ 85028
  Attention: Robert Ward

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

        Section 9.2 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate, agreement or other document made or delivered pursuant hereto unless otherwise defined or referenced therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        Section 9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 9.4 Entire Agreement; No Third-Party Beneficiaries; Severability. This Agreement, together with the other Transaction Documents (including the documents and instruments referred to herein and therein), constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Except as set forth in Sections 5.9(d) and 5.11 hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement or any other Transaction Document or any provision hereof or thereof. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

        Section 9.5 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto or (b) by a waiver in accordance with Section 8.3; provided, however, that this Agreement shall be automatically amended by, and to the extent of, each joinder agreement delivered by any Partner, which joinder agreements shall be executed and delivered concurrently herewith in the form of the Joinder Agreement, a copy of which is attached as Exhibit G hereto; provided, however, that any party executing the Joinder Agreement under a power of attorney may subsequently execute such Joinder Agreement as a direct signatory thereto and such re-execution shall be effective as of the date of the Joinder Agreement.

        Section 9.6 Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

        Section 9.7 Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives an objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

        Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other party; provided that, following the Closing, any Class A Partner or Eastrich may assign its rights (but not its obligations) hereunder to any Affiliate thereof. Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Any permitted assignee of any party hereto will be deemed to have joined this Agreement upon acceptance of such assignment.

        Section 9.9 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that, in the event a filing or filings pursuant to the HSR Act is required, any filing fee or fees due in connection therewith shall be shared equally by the Company on the one hand and the Buyer on the other hand.

        Section 9.10 Execution by Officer of the Company. This Agreement is executed on behalf of the Company by an officer of the general partner of the Company, acting in his or her capacity as such officer, and not individually. Each Buyer Party and each person dealing with the Company, or claiming any rights or interests herein or hereunder, agrees to look solely to the assets of the Company for satisfaction of any obligations of the Company prior to the Closing, and they further agree that no advisor, manager, employee, officer, director or agent of the Company (in their capacity as such), shall have any personal liability hereunder or otherwise.

        Section 9.11 Execution by Attorney-in-Fact of the Partners. This Agreement is executed on behalf of each Partner other than Eastrich by an individual representing such Partner, acting in his or her capacity as such representative, and not individually (any such person in such capacity, the "Attorney"). The Buyer, the Company and each other person dealing with the Attorney, or claiming any rights or interests herein or hereunder, agrees to look solely to the Partners for satisfaction of any obligations of the Attorney in accordance with the provisions of the Partners Agreement dated as of May 30, 2002 among the Partners, and each such Person further agrees that the Attorney (or any Attorney) shall have no personal liability hereunder or otherwise.

        Section 9.12 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, THE COMPANY, THE BUYER, MACERICH GALAHAD, TWC, TWC II, MACERICH WRLP LLC, MACERICH WRLP CORP., MACERICH TWC II LLC, MACERICH TWC II CORP., AND EACH PARTNER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[The remainder of this page is intentionally blank.]

        IN WITNESS WHEREOF, the Company, the Buyer and the Partners have caused this Agreement to be signed as of the date first written above.

THE COMPANY, TWC and TWC II:
WESTCOR REALTY LIMITED PARTNERSHIP
By:	Eastrich No. 128 Corp., its General Partner
By:	Name: Title:
THE WESTCOR COMPANY LIMITED PARTNERSHIP
By:	Westcor Realty Limited Partnership, its General Partner
By:	By: Eastrich No. 128 Corp., its General Partner
By:	Name: Title:
THE WESTCOR COMPANY II LIMITED PARTNERSHIP
By:	Westcor Realty Limited Partnership, its General Partner
By:	Eastrich No. 128 Corp., its General Partner
By:	Name: Title:
THE BUYER PARTIES:
THE MACERICH PARTNERSHIP, L.P.
By:	The Macerich Company, its General Partner
By:	Name: Title:

MACERICH GALAHAD LP
By:	Macerich Galahad GP Corp., its General Partner
By:	Name: Title:
MACERICH TWC II LLC
By:	its sole Member
By:	Name: Title:
MACERICH TWC II CORP.
By:	Name: Title:
MACERICH WRLP LLC
By:	its sole Member
By:	Name: Title:
MACERICH WRLP CORP.
By:	Name: Title:
THE PARTNERS:
EASTRICH NO. 128 CORP.
By:	Name: Title:

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Exhibit 2.1
MASTER AGREEMENT dated as of June 29, 2002 by and among WESTCOR REALTY LIMITED PARTNERSHIP, THE WESTCOR COMPANY LIMITED PARTNERSHIP and THE WESTCOR COMPANY II LIMITED PARTNERSHIP and EASTRICH NO. 128 CORP. and THE LIMITED PARTNERS OF WESTCOR REALTY LIMITED PARTNERSHIP and THE MACERICH PARTNERSHIP, L.P., MACERICH GALAHAD LP, MACERICH TWC II LLC, MACERICH TWC II CORP., MACERICH WRLP LLC, and MACERICH WRLP CORP.
TABLE OF CONTENTS
MASTER AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II THE TRANSACTIONS; CLOSING
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER
ARTICLE V CERTAIN COVENANTS AND AGREEMENTS OF THE BUYER AND THE COMPANY
ARTICLE VI CONDITIONS TO CLOSING
ARTICLE VII INDEMNIFICATION
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
ARTICLE IX GENERAL PROVISIONS